Exhibit 10.1

Published CUSIP Number: 37944SAB5

CREDIT AGREEMENT

Dated as of October 1, 2004

among

GLOBAL POWER EQUIPMENT GROUP INC.,

and

CERTAIN SUBSIDIARIES

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

US BANK NATIONAL ASSOCIATION,

as Syndication Agent,

BANK OF OKLAHOMA, N.A.,

as Managing Agent

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC,

As

Sole Lead Arranger and Book Manager

i

v

SCHEDULES *

1.01	Mandatory Cost Formulae

1.02	Management Investors

1.03	Restructuring Charges and Non-Recurring Expenses

2.01	Commitments and Applicable Percentages

5.03	Consents

5.08	Subsidiaries and Other Equity Investments

5.09	Shareholder Agreements

5.12	Real Estate Matters

5.15	Insurance

5.17	ERISA Matters

5.22	Labor Matters

7.01	Existing Liens

7.02	Existing Investments

7.03	Existing Indebtedness

10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Swing Line Loan Notice

C	Alternative Currency Loan Notice

D	Compliance Certificate

E	Assignment and Assumption

F	Subsidiary Guaranty

G	Joinder Agreement

H	Pledge Agreement

I	Opinions

J	Security Agreement

K	Company Guaranty

L	Designated Borrower Request and Assumption Agreement

M	Designated Borrower Notice

N	Reminbi Facility Letter Agreement

*	Omitted. The Registrant agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon its request.

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 1, 2004, among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, US BANK NATIONAL ASSOCIATION, as Syndication Agent, and BANK OF OKLAHOMA, N.A., as Managing Agent. Capitalized terms used herein shall have the meanings assigned thereto in Section 1.01 of this Agreement.

WITNESSETH:

WHEREAS, the Company has requested that the Lenders provide credit facilities to the Borrowers in the aggregate principal amount of up to $100,000,000 and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreements” means, collectively, the Account Control Agreements each substantially in the form of Exhibits A-1 and A-2, as applicable, to the Security Agreement or such other form as is reasonably acceptable to the Administrative Agent.

“Acquisition” means the purchase or acquisition by any Person of any Equity Interest of another Person other than a Loan Party or all or any substantial portion of the Property (other than the Equity Interest) or a line or lines of business of another Person other than a Loan Party, whether involving a merger or consolidation with such other Person or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent and collateral agent, as applicable, under any of the Loan Documents, or any successor administrative agent and collateral agent, as provided in Section 9.06.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Administrative Agent, the Syndication Agent or the Managing Agent.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 10.16.

“Alternative Currency” means each of Euro, Saudi Arabian Riyal, Hong Kong Dollars, Chinese Renminbi, Singapore Dollars, Mexican Pesos and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Borrowing” means a Borrowing of an Alternative Currency Loan pursuant to Section 2.05.

“Alternative Currency Lender” means Bank of America, or an Affiliate or branch thereof, in its capacity as provider of Alternative Currency Loans or any successor Alternative Currency lender hereunder; provided that if any Alternative Currency Loans are made to a Designated Borrower organized in the Netherlands, such Alternative Currency Lender shall be qualified as a “professional market party” under the Exemption Regulation of the Ministry of Finance (Vrÿstellingsregeling Wtk 1992) to the extent required under applicable law of the Netherlands at such time.

“Alternative Currency Loan” has the meaning specified in Section 2.05(a).

“Alternative Currency Loan Notice” means a notice of an Alternative Currency Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C hereto.

“Alternative Currency Participation” has the meaning given to such term in Section 2.05(c)(i).

“Alternative Currency Participation Payment Date” has the meaning given to such term in Section 2.05(c)(ii).

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to

Section 8.02 or if the Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

APPLICABLE RATE

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans and Letters of Credit	Base Rate Loans and Swing Line Loans	Commitment Fees
I	Greater than or equal to 2.50 to 1.00	2.75%	1.00%	.50%
II	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.50%	.75%	.50%
III	Less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00	2.25%	.50%	.50%
IV	Less than 1.50 to 1.00 but greater than or equal to 1.00 to 1.00	2.00%	.25%	.375%
V	Less than 1.00 to 1.00	1.75%	0%	.35%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then Pricing Level I will be applicable until the date three Business Days after the appropriate Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based on the information contained in the Compliance Certificate. The Applicable Rate in effect during the period from the Closing Date until the initial quarterly Compliance Certificate is delivered shall be determined based upon Pricing Level V.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning specified in the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Consolidated Subsidiaries for the fiscal years ended December 28, 2002 and December 27, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each fiscal year of the Company and its Consolidated Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Cash” means the lesser of (a) the sum of (i) cash and Cash Equivalents of the Domestic Loan Parties and (ii) Available Foreign Subsidiary Cash, all to the extent such cash and Cash Equivalents are not subject to any Lien (other than Liens in favor of the Administrative Agent granted pursuant to the Loan Documents) or any restriction as to its use or disposition and are included in “cash and cash equivalents” and not “restricted cash” on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, and (b) $25,000,000.

“Available Foreign Subsidiary Cash” means cash of the Foreign Subsidiaries in an amount up to $10,000,000 (or the dollar equivalent thereof based on the Spot Rate on the date of determination thereof if held in a currency other than Dollars).

“Availability Period” means, with respect to the Revolving Loans, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.07, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Banc of America Securities” means Banc of America Securities LLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Base Rate Revolving Loan or Base Rate Term Loan. All Base Rate Loans shall be denominated in Dollars.

“Base Rate Revolving Loan” means a Revolving Loan that bears interest at the Base Rate.

“Base Rate Term Loan” means a Term Loan that bears interest at the Base Rate.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Borrowing, an Alternative Currency Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require, consisting of simultaneous borrowings in the same currency and, in the case of Eurocurrency Rate Loans denominated in Dollars and Alternative Currency Loans, the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office, with respect to Obligations denominated in Dollars, is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Businesses” has the meaning specified in Section 5.13(a).

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capitalized Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral” and “Cash Collateralize” have the meanings specified in Section 2.03(g).

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition;

(b) time deposits (including Eurocurrency time deposits), certificates of deposit (including Eurocurrency certificates of deposit) and bankers’ acceptances of (i) any Lender or any Affiliate of any Lender, (ii) any commercial bank of recognized standing either organized under the laws of the United States (or any State or territory thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least “A-1” or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than six months from the date of acquisition;

(c) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least “A-1” or the equivalent thereof by S&P of at least “P-1” or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of at least “Aa” or the equivalent thereof by Moody’s and in each case maturing within 180 days after the date of acquisition;

(d) repurchase agreements with any Lender or any Approved Bank maturing within seven (7) days from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; and

(e) investments in money market funds with any Approved Bank substantially all of whose assets of which are comprised of securities described in the foregoing clauses (a) through (d).

“Casualty” means any casualty or other loss, damage or destruction.

“Change of Control” means, an event or series of events by which:

(a) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(b) any Person or two or more Persons acting in concert, other than the Investor Group, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the Voting Securities of the Company on a fully-diluted basis assuming the conversion and/or exercise of all outstanding Equity Interests representing 25% or more of the combined voting power of such Voting Securities.

“Class” means each separate class of Loans comprising, as the context may require, all outstanding Revolving Loans at such time, all outstanding Term Loans at such time, or all outstanding Swing Line Loans at such time.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(n), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the “Collateral” referred to in the Collateral Documents and any other assets and property that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Account Control Agreement, each Mortgage and any other security agreements, pledge agreements or similar instruments delivered to the Administrative Agent as collateral agent from time to time pursuant to Sections 6.11 and 6.12, and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require and “Commitments” means the Term Commitments and the Revolving Commitments.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Commitment Letter” means the commitment letter agreement dated July 16, 2004 among the Borrower, Bank of America, and the Arranger.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit K.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Asset Coverage Ratio” means, as of any date of determination thereof, the ratio of (a) the sum of (i) Net Amount of Eligible Receivables plus (ii) Net Amount of Eligible Inventory plus (iii) Net Amount of Fixed Assets to (b) Consolidated Funded Indebtedness.

“Consolidated Capital Expenditures” means, for any period for any Person and its Subsidiaries determined on a consolidated basis, without duplication all expenditures made directly or indirectly during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person). For purposes of this definition, there shall be excluded from Consolidated Capital Expenditures (a) Permitted Acquisitions and (b) proceeds resulting from Casualty and Condemnation events and Dispositions permitted under subsections (a) and (g) of Section 7.05 which are reinvested in Capital Assets in accordance with the terms of this Agreement.

“Consolidated Cash Interest Charges” means, for any period, Consolidated Interest Charges which are payable in cash for such period.

“Consolidated EBITDA” means, for any period for any Person and its Subsidiaries determined on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes for such period; (iii) depreciation and amortization expense; (iv) certain restructuring expenses and estimated transaction expenses in the amounts and as described on Schedule 1.03, (v) other transaction expenses in an aggregate amount of up to $1,250,000 to the extent such expenses are not capitalized due to the failure of the Company to consummate a pending acquisition disclosed to the Administrative Agent, (vi) other non-recurring non-cash expenses, (vii) any other non-cash write-downs or non-cash write-offs including, but not limited to, fixed asset impairments or write-downs, intangible asset impairments, deferred tax asset write-offs or reserves, variable stock option expenses and debt issuance cost write-offs, (viii) any non-cash losses or deductions arising from the cumulative effect of a change in accounting principles, and (ix) non-cash losses relating to foreign currency and hedging transactions, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax benefits recorded by the Company and its Subsidiaries for such period and (ii) all extraordinary, non-recurring, non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any period, the ratio of (a) Consolidated EBITDA, minus Consolidated Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period for any Person and its Subsidiaries on a consolidated basis, the sum of (a) Consolidated Cash Interest Charges for such period plus (b) Consolidated Scheduled Debt Payments for such period plus (c) all Restricted Payments for such period to the extent made in cash (it being understood that any Restricted Payment made pursuant to Section 7.06 (a), (c), (d) or (e) shall not constitute a Consolidated Fixed Charge).

“Consolidated Funded Indebtedness” means, for any Person and its Subsidiaries determined on a consolidated basis, as of any date of determination, without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money

Indebtedness (except as provided in clause (d) below), (c) all direct obligations arising under unreimbursed amounts of drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases and Off-Balance Sheet Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or any such Subsidiary.

“Consolidated Interest Charges” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, the sum of all interest, premium payments, debt discount, fees, charges and related expenses in connection with Indebtedness (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less Available Cash as of such date to (b) Consolidated EBITDA for the Four-Quarter Period most recently ended.

“Consolidated Net Income” means, for any period, for any Person and its Subsidiaries determined on a consolidated basis, the Net Income of such Person for that period.

“Consolidated Parties” means the Company and each of its Subsidiaries (regardless of whether or not consolidated with the Company for purposes of GAAP), collectively, and “Consolidated Party” means any one of them.

“Consolidated Scheduled Debt Payments” means, (a) for any period ending on or prior to June 30, 2005 Consolidated Scheduled Debt Payments shall be deemed to be $1,250,000 for each fiscal quarter ending on or prior to September 30, 2004 and (b) for any period ending after June 30, 2005 for any Person and its Subsidiaries determined on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation, the principal component of Capitalized Leases paid or payable during such period, but excluding payments due on Revolving Loans and Swing Line Loans during such period); provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness or mandatory prepayments of Consolidated Funded Indebtedness; and provided further that such scheduled payments of principal may be reduced or eliminated by voluntary prepayment of such scheduled payment amounts to the extent such prepayment is made at least one year prior to the scheduled payment date.

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person, or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning given to such term in Section 2.08(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurocurrency Rate Loans, the sum of (i) the Eurocurrency Rate for such Loans, plus (ii) the Applicable Rate and any Mandatory Cost applicable to such Loans, plus (iii) 2% per annum, (b) in the case of the Letter of Credit Fees, a rate equal to (i) the Applicable Rate plus 2% per annum, and (c) in the case of Base Rate Loans and for all other purposes, the sum of (i) the Base Rate for such Loans plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of a Borrowing or the participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deltak China” means Deltak Power Equipment (China) Co., Ltd, a joint venture organized under the laws of the People’s Republic of China.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.15.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.15

“Disposition” or “Dispose” means the sale, transfer, license, lease, Casualty or Condemnation or other disposition (including any Sale and Leaseback Transaction or any sale of any Equity Interest of any Subsidiary) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes issued by any other Person or accounts receivable or any rights and claims associated therewith or any capital stock of, or other Equity Interests in, any other Person; provided that the foregoing shall not be deemed to imply that any such disposition is permitted under this Agreement. The term “Disposition” shall not include any Equity Issuance.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case my be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Loan Party” means the Company and each Subsidiary Guarantor.

“Domestic Subsidiary” means a Subsidiary that is organized under the Laws of a political subdivision of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Consolidated Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by any Consolidated Party of any capital stock or other Equity Interests to any Person or receipt by any Consolidated Party of a capital contribution from any Person, including the issuance of Equity Interests pursuant to the exercise of options or warrants and the conversion of any Indebtedness to equity; provided that the foregoing shall not be deemed to imply that any such issuance is permitted under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Consolidated Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Consolidated Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Party or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, (a) the applicable Screen Rate for such Interest Period, or (b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Eurocurrency Rate Revolving Loan, Alternative Currency Loan or a Eurocurrency Rate Term Loan as the context may require. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Alternative Currency Loans must be Eurocurrency Rate Loans.

“Eurocurrency Rate Revolving Loan” means a Revolving Loan that bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Term Loan” means a Term Loan that bears interest at the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder and under any other Loan Document, (a) taxes imposed on or measured by its net income or profits (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) except as provided in the following sentence, in the case of a Lender, any withholding tax that is (i) imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to a Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except, in the case of clause(c)(ii) above, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document other than (i) a withholding tax that would not have been imposed but for a Lender’s failure to comply with Section 3.01(e) and (ii) in the case of a transfer pursuant to Section 10.06, an Excluded Tax exceeding the Excluded Taxes that would have been imposed on the transferor.

“Existing Credit Facility” means the credit facilities evidenced by that certain Amended and Restated Credit Agreement dated as of May 23, 2001, by and among the Company, Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as administrative agent, and the financial institutions party thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement dated August 4, 2004 among the Company, Bank of America, and the Arranger.

“Fixtures” has the meaning specified in the Security Agreement.

“Foreign Cash Equivalents” means cash equivalent short-term investments of Foreign Subsidiaries made in accordance with normal and customary investment practices for cash management of such Foreign Subsidiaries.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. If a Borrower is resident for tax purposes in the U.S., a Foreign Lender shall also mean any Lender which is not a United States person as such term is defined in Section 7701(a)(30) of the Code.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary that is not organized under the Laws of a political subdivision of the United States or a state thereof.

“Four-Quarter Period” means a period of four consecutive fiscal quarters of the Company and its Consolidated Subsidiaries taken as one accounting period.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Power Shanghai” means Global Power Equipment (Shanghai) Company, Ltd., a wholly-owned foreign enterprise organized under the laws of the People’s Republic of China.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means (a) any Domestic Subsidiary that has no material assets and no material operations and (b) any Foreign Subsidiary the bankruptcy, insolvency, liquidation or dissolution of which would not have a Material Adverse Effect.

“Improvements” means, with respect to any Mortgaged Property, all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Mortgaged Property, or in any way used in connection with the use, enjoyment, occupancy or operation of the Mortgaged Property or any portion thereof, and all fixtures of every kind and nature whatsoever now or hereafter owned and used or procured for use in connection with the Mortgaged Property.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Leases and Off-Balance Sheet Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer in an amount proportionate to such Person’s interest therein, unless such Indebtedness is expressly made non-recourse to such Person or except to the extent such Indebtedness is owed by such partnership or joint venture to such Person; provided that the pledge of any Equity Interest in such joint venture shall not constitute recourse to such Person for the purposes of this definition. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intellectual Property Collateral” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Note” means the promissory notes issued as contemplated by Section 7.02(d), substantially in the form of Exhibit A to the Pledge Agreement.

“Interest Payment Date” means (a) as to any Eurocurrency Rate Loan (including an Alternative Currency Loan), the last day of each Interest Period applicable to such Loan and the Maturity Date for such Loan; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date for such Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a

Eurocurrency Rate Loan and ending on the date one, two, three or six months, or nine, if available, or twelve months thereafter, as selected by the Company in the Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of, any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Group” means the Sponsor and the Management Investors.

“IP Rights” has the meaning specified in Section 5.11.

“IRS” means the United States Internal Revenue Service.

“ISP” means with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement executed and delivered in accordance with the provisions of Section 6.11, substantially in the form of Exhibit G hereto.

“Judgment Currency” has the meaning specified in Section 10.16.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrowers on the Honor Date or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount remaining to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Lender with a commitment to make Loans as designated in Section 2.01 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto; provided that references to “Lenders” shall include Bank of America in its capacity as the Swing Line Lender and the Alternative Currency Lender; for purposes of clarification only, to the extent that the Swing Line Lender or Alternative Currency Lender may have rights and obligations in addition to those of the other Lenders due to its status as Swing Line Lender or Alternative Currency ender, its status as such will be specifically referenced.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as to which a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be denominated in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is ten Business Days in the case of standby Letters of Credit or thirty days in the case of commercial Letters of Credit prior to the Maturity Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $65,000,000 and (b) the Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan, Term Loan, Swing Line Loan, Alternative Currency Loan or L/C Advance. Each Revolving Loan and each Term Loan may be divided into tranches which are Base Rate Loans or Eurocurrency Rate Loans (each a “Type” of Loan).

“Loan Documents” means this Agreement, the Notes, the Fee Letter, each Letter of Credit Application, the Company Guaranty, the Subsidiary Guaranty, each Secured Swap Contract, each Issuer Document and the Collateral Documents and all other documents delivered to the Administrative Agent or any Lender in connection herewith or therewith.

“Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto.

“Loan Party” means the Company, each Designated Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Management Agreement” means that certain Management Agreement dated as of August 1, 2000, between Harvest Partners Group, Inc. and Global Energy Equipment Group, L.L.C., as amended prior to the date hereof and as from time to time further amended in accordance with the terms of this Agreement.

“Management Investors” means the officers and managers of the Company listed on Schedule 1.02.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Consolidated Parties taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, or (d) the Lien of any Collateral Document or a material impairment of the rights, powers, or remedies of the Administrative Agent or any Lender under any Loan Document.

“Material Contract” means, with respect to the Consolidated Parties, any contract involving aggregate consideration equal to or greater than $10,000,000 over the term of such contract payable to any Consolidated Party or that is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Consolidated Parties, taken as a whole.

“Material Real Property” means (a) any Real Property Asset owned or leased by the Company or a Subsidiary Guarantor with a fair market value (net of any Indebtedness secured by such Real Property Asset) in excess of $5,000,000 (it being understood that, in the case of leased Real Property Assets, such value shall be the fair market value of such leasehold interest) and (b) the Real Property Assets of the Company and the Subsidiary Guarantors to the extent the aggregate fair market value of such Real Property Assets (net of any Indebtedness secured by such Real Property Asset) exceeds $20,000,000 (it being understood that, in the case of leased Real Property Assets, such value shall be the fair market value of such leasehold interest).

“Maturity Date” means (a) in the case of the Term Loan, October 1, 2009 and (b) in the case of Revolving Loans, Alternative Currency Loans, Swing Line Loans and Letters of Credit, October 1, 2008.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor in interest.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a security interest to the Administrative Agent on the Mortgaged Property, in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Property” means (a) all Real Property Assets identified on Schedule 5.12 that are identified as Mortgaged Property and (b) all other Real Property Assets with respect to which a Mortgage is granted pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Consolidated Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or has been obligated to make contributions.

“Net Amount of Eligible Inventory” means an amount equal to the lesser of cost or book value of all inventory of the Company and its Subsidiaries calculated in accordance with GAAP.

“Net Amount of Eligible Receivables” means the gross amount of all accounts of the Company and its Subsidiaries arising from the sale of goods of or the provision of services by the Company or its Subsidiaries net of allowances for doubtful claims, taxes, discounts, rebates, deductions and counterclaims.

“Net Amount of Fixed Assets” means an amount equal to the book value of all property (including real estate), plant and equipment owned by the Company and its Subsidiaries and reflected on the consolidated balance sheet of the Company.

“Net Income” means, for any period, net income of any Person and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by the any Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, and in form acceptable to such Lender.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document (including any Secured Swap Contract entered into after the date of this Agreement to which a Swap Bank is a party) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorney fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligations of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of any Loan Party.

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); it being the intent of the parties hereto that no monetary obligations under true operating leases be included in Off-Balance Sheet Obligations.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any Property that is not a Capitalized Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement of this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to the Term Loans on any date, the aggregate principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on the same date; and (b) with respect to any Revolving Loans, Swing Line Loans, Alternative Currency Loans and L/C Obligations on any date, the Outstanding Revolving Amount.

“Outstanding Revolving Amount” means (a) with respect to Revolving Loans, Alternative Currency Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and/or Alternative Currency Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Consolidated Party or any ERISA Affiliate or to which any Consolidated Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition Cost Savings” shall mean, at any time of measurement, in connection with each Permitted Acquisition, those demonstrable cost savings in connection with or as a result of such Permitted Acquisition, provided that such cost savings would be permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X of the Securities Act and are reasonably acceptable to the Administrative Agent.

“Permitted Acquisitions” means any Acquisition by any Loan Party; provided that (a) the Property acquired (or the Property of the Person acquired) in such Acquisition shall be used or useful in the same or similar line of business as the Loan Parties on the Closing Date, (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) no Default shall exist immediately after giving effect to such Acquisition on a Pro Forma Basis, (d) the Acquisition shall not involve an interest in a partnership or have a requirement that any Loan Party be a general partner, (e) (i) for each Acquisition (or a series of related Acquisitions) the aggregate consideration (including cash and non-cash consideration and including, without limitation, earnouts, purchase price adjustments and similar payments) is less than or equal to $5,000,000, (ii) for all Acquisitions, the aggregate consideration (including cash and non-cash consideration) in a fiscal year is less than or equal to $5,000,000, and (f) the Company shall have delivered to the Administrative Agent (i) a Compliance Certificate signed by Responsible Officers of the Company demonstrating compliance with the financial covenants hereunder after giving effect to the subject Acquisition on a Pro Forma Basis, and reaffirming that the representations are true and correct in all material respects as of such date, except those representations and warranties made as of a date certain, which shall remain true and correct in all material respects as of such date and providing supplements to the Schedules as required by the Compliance Certificate and (ii) a certificate of a Responsible Officer of the Company describing the Person to be acquired, including, without limitation, the location and type of operations and key management.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Seller Note” means an unsecured promissory note issued by the Company or a Subsidiary in connection with a Permitted Acquisition, which note contains such terms of maturity, subordination, repayment and other provisions as are reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or sponsored by any Consolidated Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement executed by the Company, the Subsidiary Guarantors and the Administrative Agent in accordance with the provisions of this Agreement, which Pledge Agreement shall be substantially in the form of Exhibit H hereto.

“Prepayment Account” has the meaning specified in Section 2.06(d).

“Property” means any kind of property or asset, whether real, personal or mixed, or tangible or intangible and any interest therein.

“Pro Forma Basis” means, for purposes of determining the applicable pricing level under the definition of “Applicable Rate,” and determining compliance with any financial covenant or test hereunder and determining whether the conditions precedent to a Permitted Acquisition have been met, that the subject transaction shall be deemed to have occurred as of the first day of the four consecutive fiscal quarters most recently ended for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the “Reference Period”). Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) any funds to be used by any Person in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Reference Period, (b) any Indebtedness to be incurred by any Person in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Reference Period, (c) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of the Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder), (d) in making any determination of Consolidated EBITDA, pro forma effect shall be given to all Permitted Acquisition Cost Savings, as if such Permitted Acquisition Cost Savings were realized on the first day of the relevant period, and (e) any gross interest expense, determined in accordance with

GAAP, incurred during the Reference Period that was or is to be refinanced with proceeds of Indebtedness assumed to have been incurred as of the first day of the Reference Period will be excluded from the calculation for which a Pro Forma Basis is being given.

“Public Lender” has the meaning specified in Section 6.02.

“Real Property Assets” means all interest (including leasehold interests) of any Consolidated Party in any real property.

“Reference Period” has the meaning specified in the definition of “Pro Forma Basis.”

“Register” has the meaning specified in Section 10.06(c).

“Reinvestment Funds” means with respect to any Insurance Proceeds from a Casualty or any Condemnation Award from a Condemnation, that portion of such funds in excess of $200,000 for any event or series of related events as shall, according to a certificate of Responsible Officers of the Company delivered to the Administrative Agent within 60 days after the occurrence of such Casualty or Condemnation (and in any case prior to the receipt thereof by any Consolidated Party), be reinvested in the repair, restoration or replacement of the Properties that were the subject of such Casualty or Condemnation or in other fixed assets useful to the business of the Company and its Subsidiaries; provided that (a) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $5,000,000 without the prior written consent of the Required Lenders, and (b) from and after the date of delivery of such certificate, the Company shall diligently proceed with, and in all events within one year complete, the repair, restoration, replacement or reinvestment as described in such certificate; and provided further that, if any of the foregoing conditions shall cease to be satisfied at any time or if a Default shall have occurred and be continuing, such funds shall no longer be deemed Reinvestment Funds.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Renminbi Loan” has the meaning specified in Section 2.05(h).

“Renminbi Facility Agreements” means that certain Letter Agreement dated March 15, 2004 by and between Global Power Shanghai and Bank of America, N.A., Shanghai Branch, a copy of which is attached hereto as Exhibit N, and any additional or replacement Letter Agreement between Global Power Shanghai or Deltak China and Bank of America, N.A., Shanghai Branch, together with any other documentation required under the laws or regulations of the People’s Republic of China or the rules or regulations of the People’s Bank of China, in all instances documenting Alternative Currency Loans denominated in Renminbi made available to Global Power Shanghai or Deltak China.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Alternative Currency Loans and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments; provided if any Lender shall be a Defaulting Lender at such time, there shall be excluded for purposes of making a determination of Required Lenders at such time the aggregate principal amount of the unused Revolving Commitments of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender.

“Responsible Officer” means the chief executive officer, president or chief financial officer of any Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Consolidated Party (including, without limitation, any payment in connection with any dissolution, merger, consolidation or disposition involving Subsidiaries), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or of any option, warrant or other right to acquire any such capital stock or other Equity Interest or on account of any return of capital to the Consolidated Party’s stockholders, partners or members (or the equivalent Persons thereof).

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation or conversion of an Alternative Currency Loan, and (iii) such additional dates (not to exceed once a month) as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates (not to exceed once a month) as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Company pursuant to Section 2.01(b), and (b) purchase participations in L/C Obligations, Swing Line Loans and Alternative Currency Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and “Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.

“Revolving Lender” has the meaning specified in Section 2.01(b).

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Riyal” means the lawful currency of Saudi Arabia.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capitalized Lease, of any Property that such Consolidated Party (a) has sold or transferred (or is to sell or transfer) to, or arranged the purchase by, a Person other than a Consolidated Party or (b) intends to use for substantially the same purpose as any other Property that has been sold or is transferred (or is to be sold or transferred) by such Consolidated Party to a Person other than a Consolidated Party in connection with such lease.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor in interest.

“Screen Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Screen Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank market at their request determined at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” means the Administrative Agent, each Lender, the L/C Issuer and each Swap Bank.

“Secured Swap Contract” means any Swap Contract required or permitted under this Agreement that is entered into by and between any Borrower and any Swap Bank.

“Security Agreement” means the Security Agreement executed by the Company, the Subsidiary Guarantors and the Administrative Agent substantially in the form of Exhibit J hereto.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Sponsor” means Harvest Partners III, L.P., a limited partnership, and its successors and Affiliates.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subject Properties” has the meaning specified in Section 5.13(a).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means each Domestic Subsidiary of the Company on the Closing Date and each other Subsidiary of the Company that joins as a Subsidiary Guarantor pursuant to Section 6.11, together with their successors and permitted assigns.

“Subsidiary Guaranty” means the Subsidiary Guaranty Agreement, whether entered into on the Closing Date or thereafter, duly executed by each Subsidiary Guarantor and the Administrative Agent, substantially in the form of Exhibit F hereto, as from time to time amended, supplemented or restated.

“Supplemented Schedules” has the meaning given to such term in Section 6.02(b).

“Swap Bank” means any Lender or an Affiliate of a Lender in its capacity as a party to a Swap Contract entered into after the date of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, rate hedging agreements, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor Swing Line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Benefit” has the meaning specified in Section 3.01(f).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Lender, its obligation to (a) make Term Loans to the Company pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Lender” has the meaning specified in Section 2.01(a).

“Term Loan” has the meaning specified in Section 2.01(a).

“Threshold Amount” means $5,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Revolving Amount of all Revolving Loans, Swing Line Loans, Alternative Currency Loans and all L/C Obligations.

“Type” has the meaning specified in the definition of “Loan.”

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York or, with respect to any Collateral located in any state or jurisdiction other than the State of New York, the Uniform Commercial Code as from to time in effect in such state or jurisdiction.

“Unaudited Financial Statements” means (a) the unaudited consolidated financial statements of the Company and its Consolidated Subsidiaries dated June 26, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date, subject to normal year-end adjustments.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Securities” means, with respect to any Person, securities or other ownership interests having by the terms thereof ordinary voting power to elect the board of directors or other persons performing similar functions of such Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, as to any Subsidiary, 100% of such Subsidiary’s Equity Interests (other than (a) director’s qualifying shares and (b) any other shares of Equity Interests of a Foreign Subsidiary required by law to be issued to Persons other than the Company and its Wholly-Owned Subsidiaries) are owned by the Company and/or one or more Wholly-Owned Subsidiaries of the Company.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Each reference to “basis points” or “bps” shall be interpreted in accordance with the convention that 100 bps = 1.0%.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding anything herein to the contrary, determination of (i) the applicable pricing level under the definition of “Applicable Rate,” (ii) compliance with any financial covenant or test hereunder and (iii) whether the conditions precedent to a Permitted Acquisition have been met, shall be made on a Pro Forma Basis.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Consolidated Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central Time (daylight or standard, as applicable).

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

Section 1.08 Additional Alternative Currencies.

(a) The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Alternative Currency Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify the Alternative Currency Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. The Alternative Currency Lender (in the case of any such request pertaining to Alternative Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by the Alternative Currency Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Alternative Currency Lender or the L/C Issuer, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Alternative Currency Lender consent to making Alternative Currency Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of the Alternative Currency Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Company.

Section 1.09 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE LOANS

Section 2.01 The Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (a “Term Loan”) to the Company in Dollars on the Closing Date and in an amount not to exceed such Lender’s Term Commitment, if any, on the Closing Date (each such Lender, a “Term Lender”). The Term Borrowing made on the Closing Date shall consist of Term Loans made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving credit loans (each such loan, a “Revolving Loan”) to the Company from time to time in Dollars, on any Business Day during the Availability Period for Revolving Loans, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment, if any (each such Lender, a “Revolving Lender”); provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitments, and (ii) each Lender’s Applicable Percentage of the aggregate Outstanding Revolving Amount of the Revolving Loans, plus such Lender’s Applicable Percentage of the Outstanding Revolving Amount of all L/C Obligations plus, such Lender’s Applicable Percentage of the Outstanding Revolving Amount of all Swing Line Loans plus such Lenders Applicable Percentage of the Outstanding Revolving Amount of all Alternative Currency Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01(c), prepay under Section 2.06, and reborrow under this Section 2.01(c).

(c) Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business

Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the Designated Borrower on whose behalf the Borrowing is being made (applicable only to Alternative Currency Loan Borrowings), (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type and Class of Loans to be borrowed or to which existing Loans are to be converted or continued, (vi) if applicable, the duration of the Interest Period with respect thereto, and (vii) the currency of the Loans to be borrowed. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans in any such Loan Notice, but fail to specify an Interest Period, the Company will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or a continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection (a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the Company, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the payment in full of any such Swing Line Loans, and third, to the Company as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to, or continued as, Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the applicable Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to Revolving Loans and seven (7) Interest Periods in effect with respect to the Term Loan.

(f) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit, and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Commitments, (y) the aggregate Outstanding Revolving Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Revolving Amount of all L/C Obligations plus such Revolving Lender’s Applicable Percentage of the Outstanding Revolving Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and (z) (1) the Outstanding Revolving Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit, and (2) the aggregate amount of all Alternative Currency Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the first anniversary of the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of general applicability of the L/C Issuer;

(C) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(D) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company to eliminate the L/C Issuer’s risk with respect to such Lender;

(E) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or

(F) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent (A) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 11:00 a.m. at least five Business Days (or such shorter time as may be acceptable to the L/C Issuer) prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative

Currency; or in each case such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) for whose account the Letter of Credit is to be issued (i.e., the Company or a Subsidiary); and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer the following: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written confirmation from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to that the requested issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.

Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”) and the amount of the Unreimbursed Amount, and the amount of such Lender’s Applicable Percentage thereof.

In such event, the Company shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Base Rate Revolving Loans. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Administrative Agent, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each

Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any Guarantee, for all or any of the Obligations of the Company in respect of any Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or in the relevant currency markets generally; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it, and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the first anniversary of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 100% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, reasonably request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.

(iv) Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, Cash Collateral pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). “Cash Collateral” means cash or deposit account balances provided as collateral for the L/C Obligations. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Such Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary, contained herein, if any Event of Default shall occur and be continuing under Section 8.01(a), upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or otherwise will benefit, a Subsidiary, the Company shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the benefit of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04 agrees to make loans, in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Revolving Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitments, and (ii) the aggregate Outstanding Revolving Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Revolving Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Revolving Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each

Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company designated on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the

Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on intrabank compensation. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(c)(iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05 Alternative Currency Loans.

(a) Alternative Currency Loans. Subject to the terms and conditions set forth herein, the Alternative Currency Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, to make loans denominated in an Alternative Currency (each such loan, an “Alternative Currency Loan”) to the Company or any of the Designated Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Alternative Currency Sublimit, notwithstanding the fact that such Alternative Currency Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Alternative Currency Lender, may exceed the amount of such Alternative Currency Lender’s Revolving Commitment; provided, however, that after giving effect to any Alternative Currency Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitments, and (ii) the Applicable Percentage of the aggregate Outstanding Amount of the Revolving Loans of the Alternative Currency Lender, plus the Alternative Currency Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus the Alternative Currency Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus the Alternative Currency Lender’s Applicable Percentage of the Outstanding Amount of all Alternative Currency Loans shall not exceed the Alternative Currency Lender’s Revolving Commitment; provided further, however, that the Alternative Currency Lender may reserve against the Alternative Currency Sublimit the full amount of Alternative Currency Loans available to be made in Chinese Renminbi (currently, the Dollar Equivalent of $10,000,000), notwithstanding the actual Dollar Equivalent amount of such Alternative Currency Loans actually advanced from time to time in such Alternative Currency (provided that the Alternative Currency Lender shall use good faith in establishing such reserves and shall give the Company notice upon request of the amount of such reserve). Within the foregoing limits and subject to the other terms and conditions hereof, the Company and the Designated Borrowers may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. All Alternative Currency Loans shall be made pursuant to the terms of this Agreement including without limitation the terms of this Section 2.05(a), irrespective of the identity of the Alternative Currency Lender.

(b) Borrowing Procedures.

(i) Each Alternative Currency Borrowing and each continuation of Eurocurrency Rate Loans denominated in an Alternative Currency shall be made upon the Company’s irrevocable notice to the Alternative Currency Lender, which may be given by telephone. Each such notice must be received by the Alternative Currency Lender not later than 11:00 a.m., four Business Days (or five in the case of Loans denominated in Special Notice Currencies) prior to the requested date of any Alternative Currency Borrowing of or continuation of Alternative Currency Loans and shall specify (A) the amount to be borrowed, converted or continued, which shall be a minimum Dollar Equivalent of $1,000,000 (or, if denominated in Chinese Renminbi, RMB 2,000,000) or a whole multiple of $100,000 in excess thereof, (B) the requested borrowing date, which shall be a Business Day, (C) the Designated Borrower for which the Borrowing is being made, if applicable, and (D) the duration of the Interest Period with respect thereto. Each such telephonic notice must be confirmed promptly by delivery to the Alternative Currency Lender of a written Alternative Currency Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Unless the Alternative Currency Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Alternative Currency Borrowing (A) directing such Alternative Currency Lender not to make such Alternative Rate Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, such Alternative Currency Lender will, not later than 3:00 p.m. on the borrowing date specified in such Alternative Currency Loan Notice, make the amount of its Alternative Currency Loan available to applicable Borrower at its office by crediting the account of the applicable Borrower designated on the books of the Alternative Currency Lender in immediately available funds.

(ii) The Administrative Agent shall promptly notify the Company and the Alternative Currency Lender of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans denominated in an Alternative Currency upon determination of such interest rate.

(iii) After giving effect to all Alternative Currency Borrowings, there shall not be more than fourteen (14) Interest Periods in effect.

(iv) Notwithstanding the other provisions hereof, Global Power Shanghai, Deltak China and each other Designated Borrower from time to time party hereto that is organized under the laws of the People’s Republic of China may only request and incur Alternative Currency Loans denominated in Chinese Renminbi.

(c) Alternative Currency Participations.

(i) Immediately upon the making of an Alternative Currency Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Alternative Currency Lender a risk participation in such Alternative Currency Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Alternative Currency Loan (each, an “Alternative Currency Participation”). Each such participation of each Revolving Lender in the Alternative Currency Loans shall be funded in accordance with Section 2.05(c)(ii) below.

(ii) If any Default or Event of Default shall occur and be continuing, the Alternative Currency Lender may, at any time in its sole and absolute discretion, by written notice to the Administrative Agent (with a copy to the Company) not later than 11:00 A.M. (local time of the Alternative Currency Lender’s office designated for such currency) on the second Business Day preceding the proposed date of funding and payment by each Revolving Lender of all Alternative Currency Participations purchased in such Alternative Currency Loans as provided in Section 2.05(c)(i) hereof (the “Alternative Currency Participation Payment Date”), request each Revolving Lender to fund and pay for its Alternative Currency Participation in the applicable Alternative Currency Loans and deliver to the Administrative Agent on the Alternative Currency Participation Payment Date an aggregate amount of Dollars equal to the Dollar Equivalent of such Alternative Currency Participation. The Administrative Agent will promptly provide written notice of any such request to the Revolving Lenders.

(iii) Unless directed otherwise by the Administrative Agent as described above, on the applicable Alternative Currency Participation Payment Date, each Revolving Lender shall deliver the Dollar Equivalent amount of such Revolving Lender’s Alternative Currency Participation in Dollars and in Same Day Funds to the Administrative Agent; provided, however, that no Revolving Lender shall be responsible for any default by any other Revolving Lender in such other Revolving Lender’s obligation to pay such amount. Upon receipt of any such amounts from the Revolving Lenders, the Administrative Agent shall distribute such amounts in Same Day Funds to the Alternative Currency Lender, in such amounts such that, after such distribution, each Revolving Lender has a percentage of the applicable Alternative Currency Loans equal to its Applicable Percentage. In order to evidence further such Alternative Currency Participation (and without prejudice to the effectiveness of the Alternative Currency Participation provisions set forth above), each Revolving Lender agrees to enter into a separate participation agreement at the request of the Alternative Currency Lender in form and substance reasonably satisfactory to the Alternative Currency Lender.

(iv) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Alternative Currency Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in this Section 2.05(c), the Alternative Currency Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Alternative Currency Lender at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Alternative Currency Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(iv) shall be conclusive absent manifest error.

(v) Each Revolving Lender’s obligation to purchase and fund risk participations in Alternative Currency Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Alternative Currency Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) any adverse change in the relevant exchange rates or in the relevant currency markets generally, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Alternative Currency Loans, together with interest as provided herein.

(d) Repayment of Alternative Currency Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in an Alternative Currency Loan, if the Alternative Currency Lender receives any payment on account of such Alternative Currency Loan, the Alternative Currency Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the Dollar Equivalent of the funds as those received by the Alternative Currency Lender.

(ii) If any payment received by the Alternative Currency Lender in respect of principal or interest on any Alternative Currency Loan is required to be returned by such Alternative Currency Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Alternative Currency Lender in its discretion), each Revolving Lender shall pay to the Alternative Currency Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Alternative Currency Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of all Obligations and the termination of this Agreement.

(e) Interest for Account of Alternative Currency Lender. The Alternative Currency Lender shall be responsible for invoicing the applicable Borrower for interest on the Alternative Currency Loans. Until each Revolving Lender funds its Alternative Currency Participation pursuant to this Section 2.05, interest in respect of such Applicable Percentage shall be solely for the account of the Alternative Currency Lender.

(f) Payments Directly to Alternative Currency Lender. The Borrowers shall make all payments of principal and interest in respect of Alternative Currency Loans directly to the Alternative Currency Lender.

(g) Limitations on Alternative Currency Loans. In no event shall (i) the Alternative Currency Participation of any Revolving Lender in any Alternative Currency Loans pursuant to Section 2.05(c) be construed as a loan or other extension of credit by such Revolving Lender to the Designated Borrowers, any Lender or any Agent, (ii) this Agreement be construed to require any Revolving Lender (other than the Alternative Currency Lender) to make any Alternative Currency Loans or to otherwise extend any credit to the Designated Borrowers under this Agreement or under the other Loan Documents, and (iii) this Agreement be construed to require any Revolving Lender to fund or pay any amount in respect of its Alternative Currency Participation in any Alternative Currency Loan except as set forth herein.

(h) Special Provisions Relating to Renminbi Loans. Each Alternative Currency Loan denominated in Chinese Renminbi (a “Renminbi Loan”) shall be subject to the following provisions:

(i) Each Renminbi Loan shall be made available only through Bank of America, N.A., Shanghai Branch, and its successors or other Affiliate or branch of the Alternative Currency Lender acceptable to the Company.

(ii) All payments with respect to any amounts due under a Renminbi Loan shall be made only in Chinese Renminbi.

(iii) Each Renminbi Loan shall be subject to and made in accordance with the terms of the Renminbi Facility Agreements and to the extent any terms or provisions of the Renminbi Facility Agreements conflict with the terms of this Agreement that are applicable to Alternative Currency Loans, the Renminbi Facility Agreements shall control.

Section 2.06 Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans, Alternative Currency Loans and Term Loans. The Borrowers may upon notice from the Company to the Administrative Agent, at any time or from time to time, voluntarily prepay Revolving Loans, Alternative Currency Loans or Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (y) four Business Days (or five, in the case of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Alternative Currency Loans, and (z) on the date of prepayment of Base Rate Loans, (B) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) any prepayment of Alternative Currency Loans shall be in a minimum principal Dollar Equivalent amount of $1,000,000 or a whole Multiple of $100,000 in excess thereof, and (D) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether the Loan to be prepaid is a Revolving Loan and/or a Term Loan, the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Company or the applicable Designated Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment (x) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages and (y) of Term Loans under this Section 2.06(a)(i) shall be applied as directed by the Company at such time to the remaining scheduled principal amortized payments thereof, as such amortization is set forth in Section 2.08; provided that if the Company fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to Swing Line Loans owing by the applicable Borrower, then to Revolving Loans owing by the applicable Borrower (without a corresponding reduction to the Revolving Commitment), then to Alternative Currency Loans owing by such Borrower and then to the Term Loans ratably to the remaining scheduled principal amortization payments thereof, in each case first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities.

(ii) Swing Line Loans. The Company may upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty;

provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Revolving Commitments. If the Administrative Agent notifies the Company at any time that the Total Revolving Outstandings at such time exceed an amount equal to 100% of the Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Total Revolving Outstandings as of such date of payment to an amount not to exceed 100% of the Revolving Commitments then in effect; provided, however, that subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(i) unless, after the prepayment in full of the Revolving Loans and Swing Line Loans, the Total Revolving Outstandings exceed the Revolving Commitments then in effect.

(ii) Alternative Currency Loans. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Alternative Currency Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 100% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Borrowers shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect; provided, however, that subject to the provisions of Section 2.03(g)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(ii) unless after prepayment in full of the Loans the Total Outstandings denominated in Alternative Currencies exceed the Alternative Currency Sublimit then in effect; provided, further, that the Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, reasonably request additional Cash Collateral be provided in order to protect against the results of further exchange fluctuations.

(iii) Other Mandatory Prepayments. In addition to the voluntary prepayment described in Section 2.06(a) and the mandatory prepayments described in clauses (i) and (ii) immediately above, the Borrowers may be required to prepay the Loans pursuant to the terms of this Agreement from time to time.

(c) Application of Mandatory Prepayments. Each mandatory prepayment made pursuant to this Agreement shall be applied as follows:

(i) with respect to all amounts paid pursuant to Section 2.06(b)(i), first to Swing Line Loans, second to Revolving Loans, and third to Cash Collateralize L/C Obligations; and

(ii) with respect to all amounts paid pursuant to Section 2.06(b)(ii), first to Alternative Currency Loans and second to cash collateralize L/C Obligations denominated in an Alternative Currency.

(iii) With respect to all amounts paid pursuant to Section 2.06(b)(iii), first to the Term Loans ratably to the remaining scheduled principal amortized payments thereof, as such amortization is set forth in Section 2.08, second to Swing Line Loans, and third to Revolving Loans, in each case first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. Any prepayment amount outstanding after such application shall be applied to any other outstanding Obligations then due and payable and then to the Company.

(d) Prepayment Accounts. Amounts to be applied as provided in clause (c) above to the prepayment of Loans of any Class shall be applied first to reduce outstanding Base Rate Loans of such Class. Any amounts remaining after each such application shall, at the option of the Company, be applied to prepay Eurocurrency Rate Loans of such Class immediately and/or, if no Event of Default exists, shall be deposited in a separate Prepayment Account for the Loans of such Class. The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans to prepay Eurocurrency Rate Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Company, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted. For purposes of this Agreement, the term “Prepayment Account” for any Class of Loans shall mean an account established by the Borrowers with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (d). The Administrative Agent will, at the request of the Company, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents that mature prior to the last day of the applicable Interest Periods of the Eurocurrency Rate Loans of such Class to be prepaid; provided, however, that (i) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Administrative Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Administrative Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Administrative Agent. The Borrowers shall indemnify the Administrative Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurocurrency Rate Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations related to such Class of Loans. Each Borrower hereby pledges and assigns to the Administrative Agent, for its benefit and the benefit of the Lenders, each Prepayment Account established to secure the Obligations.

Section 2.07 Termination or Reduction of Commitments.

(a) The Revolving Commitment shall automatically and permanently terminate on the Maturity Date for Revolving Loans. The Company may, upon notice to the Administrative Agent, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Commitments, and (iv) if, after giving effect to any reduction of the Revolving Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such Sublimit shall be automatically reduced by the amount of any such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Revolving Commitments. The amount of any such Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All commitment fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

(b) The Commitments to make the Term Loan shall be automatically and permanently reduced to $0 on the Closing Date.

Section 2.08 Repayment of Loans; Conversion of Revolving Loans. (a) The Borrowers shall repay the Lenders on the Maturity Date for Revolving Loans the aggregate principal amount of Revolving Loans outstanding on such date; provided, that, if no Default has occurred and is continuing and all of the conditions set forth in Section 4.02 have been met on such Maturity Date for Revolving Loans (the “Conversion Date”), the Outstanding Revolving Amount shall convert into a term loan denominated in Dollars based on the Dollar Equivalent amount of such Loans on the Conversion Date which the Company shall repay (i) in equal quarterly installments on December 31, 2008, March 31, 2009, and June 30, 2009, and (ii) in full to the Administrative Agent for the account of the Lenders on the Maturity Date for Term Loans. On the Conversion Date, the Revolving Commitment of each Lender shall terminate and each Lender’s Term Commitment shall be deemed automatically increased on the Conversion Date in an amount equal to its Applicable Percentage (immediately prior to the Conversion Date) of the aggregate principal amount of such converted term loan. On and after the Conversion Date, the converted term loan provided for in this Section 2.08(a) shall be deemed a Term Loan for all purposes hereunder other than the principal repayment terms set forth in clause (c) hereof below.

(b) The Company shall repay each Swing Line Loan on the Maturity Date for Revolving Loans.

(c) The Company shall repay to the Term Lenders the aggregate outstanding principal amount of the Term Loan in equal quarterly installments of $1,250,000 on the last Business Day of each March, June, September and December (which amount will be reduced as a result of the application of prepayments in accordance with Section 2.06(a)) beginning December 31, 2004; provided, however that the final principal installment shall be repaid on the Maturity Date for the Term Loan and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on the Maturity Date for the Term Loans.

Section 2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of an Lender that is made from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount thereafter shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at the Default Rate to the fullest extent permitted by applicable Law.

(iii) If any Event of Default shall occur and be continuing under Section 8.01(a), upon the request of the Required Lenders, the principal amount of all outstanding Obligations hereunder shall bear interest at the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Commitments exceed the sum of (i) the Outstanding Revolving Amount of Revolving Loans, (ii) the Outstanding Revolving Amount of Alternative Currency Loans and (iii) the Outstanding Revolving Amount of L/C Obligations; provided that for the purposes of calculating the Commitment Fee, Swing Line Loans and Alternative Currency Loans will not be deemed to be utilized. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in Dollars in the amounts and at the times specified in the Commitment Letter and the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders such fees in Dollars as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Alternative Currency Loans and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsections (a) and (b) above, and by each Lender in its accounts pursuant to subsections (a) and (b) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make any entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the Alternative Currency Lender at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if a

Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Alternative Currency Loans and Swing Line Loans and the obligations of the Lenders to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations, Alternative Currency Loans or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations, Alternative Currency Loans and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations, Alternative Currency Loans or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.15 Designated Borrowers.

(a) Effective as of the date hereof, each of Global Power Shanghai, Deltak China and Braden-Europe B.V., a Netherlands corporation, shall be a “Designated Borrower” hereunder and may receive Alternative Currency Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon notice from the Company to the Administrative Agent and the Alternative Currency Lender, request that any Subsidiary of the Company (an “Applicant Borrower”) be designated as a Designated Borrower to receive Alternative Currency Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to the Alternative Currency Lender) a duly executed notice and agreement in substantially the form of Exhibit L (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower being designated a “Designated Borrower” entitled to utilize the credit facilities provided for herein, the Administrative Agent and the Alternative Currency Lender shall have agreed to such designation in their sole and absolute discretion and shall have received a Note (if requested) signed by such new Designated Subsidiary and such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Alternative Currency Lender in their sole discretion. If the Administrative Agent and the Alternative Currency Lender agree that an Applicant Borrower shall be designated a Designated Borrower hereunder, as evidenced by their acknowledgment and delivery of the applicable Designated Borrower Request and Assumption Agreement, then promptly following the effective date of the applicable Designated Borrower Request and Assumption Agreement, the Administrative Agent shall send a notice in substantially the form of Exhibit M (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof; provided that no Alternative Currency Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(d) Each Designated Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices (including giving Alternative Currency Loan Notices), (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Alternative Currency Loans made by the Alternative Currency Lender. Any acknowledgment, consent, amendment, direction, certification or other action which would otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken by the Company individually and as agent for the Designated Borrowers without any requirement that the Designated Borrowers execute any documentation thereof or otherwise join therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. Subject to the last sentence of Section 10.04(b), each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy, to the extent available, of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender, the Administrative Agent and each L/C Issuer that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, the Administrative Agent and each L/C Issuer if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender, the Administrative Agent and each L/C Issuer is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and, if such Foreign Lender is legally entitled to do so, from time to time thereafter upon the request of the Company or the Administrative Agent, whichever of the following is applicable:

(i) duly completed and executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed and executed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Company to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund (or credit in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section (a “Tax Benefit”), it shall pay to such Borrower an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such Tax Benefit to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g) If a Borrower determines in good faith that a reasonable basis exists for contesting an Indemnified Tax, the relevant Lender, or the Administrative Agent, as applicable, shall cooperate with such Borrower in challenging such Indemnified Tax at the Borrower’s expense and if requested by such Borrower in writing; provided, however, that no Lender shall be required to take any action hereunder which, in the reasonable discretion of such Lender, would cause such Lender or its applicable lending office to suffer a material economic, legal or regulatory disadvantage.

(h) If a Borrower is required to pay a Lender any additional amounts pursuant to this Section 3.01, such Lender shall, upon the reasonable request of such Borrower, designate a different office or transfer its rights, benefits and obligations under this Agreement or under any Note to an affiliate if such designation or transfer would reduce or eliminate such obligation to pay additional amounts and would not, in the reasonable discretion of such Lender, be materially disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with such change in jurisdiction.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or in an Alternative Currency), or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London applicable market, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposit (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or that (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the

Administrative Agent (upon the instruction of the Required Lenders) notifies the Company that the circumstances giving rise to such notice no longer exists. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Loan made by it resulting solely from a change in the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) cause the Mandatory Cost, as calculated hereunder, not to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Loans; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers, subject to the last sentence of Section 10.04(b), will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers, subject to the last sentence of Section 10.04(b), will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Borrowers, subject to the last sentence of Section 10.04(b), shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrowers, subject to the last sentence of Section 10.04(b), shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirements or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places)

equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time and subject to the last sentence of Section 10.04(b), the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by any Borrower; or

(c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing; provided that the Borrowers shall not be required to compensate a Lender pursuant to the provisions of this Section 3.05 for any loss, cost or expense incurred more than 180 days prior to the date such Lender notifies the Borrower.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

Section 3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

Section 3.08 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise by disadvantageous to such Lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, each Collateral Document (other than Account Control Agreements delivered in accordance with Section 6.15), the Company Guaranty and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) original Notes executed by the applicable Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each duly authorized officer authorized to act on behalf of such Loan Party in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Loan Parties is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, certified copies of the Organization Documents of the Loan Parties, certificates of good standing and/or qualification to engage in business and tax clearance certificates of the Loan Parties, in each case to the extent available generally in the relevant jurisdiction;

(v) favorable opinions of special counsel and local counsel for the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J hereto and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, and including, among other things, opinions regarding the enforceability of the security interests created thereby; provided, however, opinions from local counsel to Global Power Shanghai and Deltak China may be delivered within 15 Business Days of the date hereof in form and substance reasonably acceptable to the Administrative Agent.

(vi) copies of the financial statements referred to in Sections 5.05(a) and a certificate signed by duly authorized officers of the Company and evidence satisfactory to the Administrative Agent with respect thereto certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the most recent Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) (A) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in full force, (B) delivery of endorsements and certificates naming the Administrative Agent as loss payee on all property insurance and the Administrative Agent for the benefit of the Lenders as additional insured under all liability insurance, and (C) copies of all policies of insurance to the extent reasonably requested by the Administrative Agent;

(viii) original certificates evidencing all of the issued and outstanding shares of certificated capital stock or other certificated Equity Interest required to be pledged pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent;

(ix) the original Intercompany Notes required to be pledged pursuant to the terms of the Pledge Agreement, duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent;

(x) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11) or similar search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Closing Date, listing all effective UCC financing statements, tax liens and judgment liens which name any Domestic Loan Party, as the debtor, and which are filed in the jurisdictions in which the Domestic Loan Parties are organized or have any property or assets, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral, other than Liens existing on the date hereof and listed on Schedule 7.01);

(xi) with respect to all the Intellectual Property Collateral, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent any patents, trademarks or copyrights form a part of the Collateral;

(xii) (A) delivery of UCC financing statements in proper form for filing naming the Company and each other Domestic Loan Party as the debtor and the Administrative Agent as the secured party, which such UCC financing statements have been delivered to the Administrative Agent for filing under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, reasonably desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreement; and (B) delivery to the Administrative Agent of the Intellectual Property Security Agreement in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office;

(xiii) evidence that all other action that the Administrative Agent may deem necessary or reasonably desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(xiv) certified copies of the Management Agreement;

(xv) A duly executed payoff letter or other evidence reasonably satisfactory to the Administrative Agent of the payment in full or termination of all Indebtedness (including letters of credit) under the Existing Credit Facility together with duly executed UCC-3 Termination Statements and such other instruments as shall be necessary to terminate and satisfy all Liens granted under the Existing Credit Facility, all in form and substance reasonably satisfactory to the Administrative Agent;

(xvi) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company most recently ended prior to the Closing Date for which financial statements are available, signed by a Responsible Officer of the Company; and

(xvii) such other assurances, certificates, documents, consents and waivers, estoppel certificates, or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b) The Lenders shall be satisfied that, concurrently with the Closing Date, all existing Indebtedness of the Consolidated Parties has been repaid, redeemed or defeased in full or otherwise satisfied and extinguished, except the Indebtedness listed on Schedule 7.03 hereof, and all Liens securing such obligations have been or concurrently with the Closing Date are being released, other than Liens listed on Schedule 7.01.

(c) There shall exist (i) no order, decree, judgment, ruling, injunction, writ, temporary restraining order or other order of any nature issued by any court or Governmental Authority or (ii) no action, suit, proceeding, investigation, litigation, claim, dispute or proceeding, pending, or, to the knowledge of Company, threatened, at law or in equity, in arbitration or before any Governmental Authority by or against or affecting any Consolidated Party or against any of their respective properties or revenues, in each case, that (A) purports to affect, pertain to or enjoin or restrain the execution, delivery and performance of the Loan Documents or any transactions contemplated hereby or thereby, (B) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect or (C) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby or thereby.

(d) Any fees and expenses required to be paid on or before the Closing Date shall have been paid, including those fees and expenses set forth in the Commitment Letter and Fee Letter.

(e) The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of fees, charges and disbursements of counsel to the Administrative Agent as shall constitute its reasonable estimate of fees, charges and disbursements of counsel to the Administrative Agent incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Company and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension, (i) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (iii) and after giving effect to any additional items that will be disclosed on Supplemented Schedules delivered on the next scheduled delivery date, as to which the Company has notified the Administrative Agent in writing.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power. Each of the Consolidated Parties (a) is duly organized or formed, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except in the case of any Consolidated Party other than a Loan Party where the failure to be in good standing or so organized and existing, could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, accreditations, authorizations, consents and approvals to (i) own its assets and carry on its business as presently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except for failures to be so qualified or in good standing that could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby with respect to each Consolidated Party, do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person or such Person’s Subsidiary is a party or affecting such Person or properties of such Person or any of its subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Subsidiary of the Company is in violation of any Law or the breach of any Contractual Obligation, the violation of which could be reasonably likely to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing, registration, qualification or accreditation with, any Governmental Authority (including, without limitation, exchange control) or any other Person (including any party to any contract or agreement to which any Consolidated Party or any Consolidated Party’s Subsidiary is a party) is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than those that have been obtained or made on or prior to the Closing Date), (b) the validity or enforceability of any Loan Documents against the Loan Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Loan Documents), or (c) the consummation of the transactions contemplated hereby, other than (i) the filing of financing statements in the UCC filing offices of each jurisdiction referred to in Schedule 3.1(a)(i) to the Security Agreement and any local UCC filing relating to Fixtures, (ii) the filing of the Security Agreement or Intellectual Property Security Agreements with the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, (iii) the filing of Mortgages, if any, relating to the Mortgaged Property and (iv) those listed on Schedule 5.03 hereto, all of which have been obtained.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document to which any Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements furnished to each of the Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof, and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Unaudited Financial Statements furnished to the Administrative Agent and each Lender (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition, when read together with the notes therein, of the Company and its Consolidated Subsidiaries as of the date thereof, and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The financial statements delivered to the Administrative Agent and each Lender pursuant to Sections 6.01(a) and (b) (i) will be prepared in accordance with GAAP, except as otherwise noted therein, and (ii) will fairly present the financial condition of the Company and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP.

Section 5.06 Litigation. There are no actions, suits, proceedings, investigations, litigations, claims, disputes or proceedings, pending or, to the knowledge of the Company threatened at law, in equity, in arbitration or before any Governmental Authority, by or against or affecting any Consolidated Party or against any of their respective properties or revenues or orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08 Subsidiaries and Equity Investments. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.08 (including the jurisdiction of organization, classes of Equity Interests, options, warrants, rights of subscription, conversion and exchangeability and other similar rights, ownership and ownership percentages thereof), and neither the Company nor any of its Subsidiaries has equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.08. The outstanding shares of Equity Interests shown have been validly issued, fully-paid and are non-assessable and owned free and clear of Liens. The outstanding shares of Equity Interests shown are not subject to buy-sell, voting trust or other shareholder agreement, except as specifically disclosed in Part (c) of Schedule 5.08.

Section 5.09 Ownership. (a) As of June 26, 2004, the authorized Equity Interests of the Company consists of 100,000,000 shares of the common stock, $.01 par value, of which 46,325,798 shares are issued and outstanding on the Closing Date. The outstanding shares of common stock of the Company have been duly and validly authorized and issued, are fully paid and nonassessable and were not issued in violation of the preemptive rights of any stockholder. The Company owns and has goods, valid and marketable title to the outstanding common stock of the Subsidiaries listed as owned by it on Schedule 5.08, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents. As of the Closing Date, the Company has no outstanding other capital stock or other Equity Interests, no incentive units, phantom stock or similar arrangements and no calls, commitments or claims of any character relating to its Equity Interests. Except as set forth on Schedule 5.09, as of the Closing Date there are no shareholder agreements or other agreements pertaining to the Company’s beneficial ownership of the common stock of the Company, including any agreement that would restrict the Company’s right to dispose of such common stock and/or its right to vote such common stock.

(b) Schedule 5.09 sets forth a true and accurate list as of the Closing Date of each holder of a material portion Equity Interests of the Company, indicating the name of each such holder and the Equity Interests held by each such Person.

Section 5.10 Ownership of Personal Property; Liens. Each Domestic Loan Party has good title to all of its respective personal properties and assets, free and clear of any Liens, except for Permitted Liens. Each Consolidated Party other than the Domestic Loan Parties has good title to all of its respective personal properties and assets, free and clear of any Liens, except for Permitted Liens, except where the failure have such good title could not reasonably be expected to have a Material Adverse Effect. Each Consolidated Party has obtained all permits, licenses, franchises or other certifications, accreditations, consents, approvals and authorizations, governmental or private, necessary to the ownership of such properties and assets and the conduct of its business, except where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Intellectual Property; Licenses, Etc. Each Consolidated Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that is reasonably necessary for the operation of its businesses as presently conducted, without any known conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Consolidated Party infringes upon any rights held by any other Person, except as could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Real Estate, Lease. (a) Schedule 5.12 sets forth an accurate description, as of the Closing Date, of the location, by state and street address, of all Material Real Property owned or leased by the Domestic Loan Parties, together with, in the case of owned Material Real Property, a statement as to whether each such Material Real Property is the subject of a contract of sale (and, if so, a statement as to the status of such sale), and, in the case of leased Material Real Property, the identity of the lessor and lessee, the term of the lease and the annual rental payments.

(b) Each Domestic Loan Party has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Permitted Liens,

(c) Each Consolidated Party other than the Domestic Loan Parties has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Permitted Liens, except to the extent any defect in such title could not reasonably be expected to have a Material Adverse Effect.

(d) All permits, licenses, franchises or other certifications, accreditations, consents, approvals and authorizations, governmental or private, with respect to the Real Property Assets, necessary to enable the Consolidated Parties to lawfully occupy and use such property for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect,

(a) Each of the facilities and properties owned, leased or operated by any Consolidated Party (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law by any Consolidated Party with respect to the Subject Properties or the businesses operated by the Consolidated Parties (the “Businesses”), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Subject Properties contains, or has previously contained, any Hazardous Materials at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) None of the Consolidated Parties has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf of any of the Consolidated Parties in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Company, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Consolidated Party, the Subject Properties or the Businesses.

(f) There has been no release or threat of release of Hazardous Materials at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of the Consolidated Parties in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of, or in amounts or in a manner that could give rise to liability under, Environmental Laws.

Section 5.14 Security Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority security interest in the Collateral identified therein that is subject to Article 8 or Article 9 of the UCC owned by each Loan Party who is a party thereto, and, when financing statements in appropriate form are filed as provided in Section 5.03, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.

(b) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Equity Interests and Pledged Notes (each as defined in the Pledge Agreement) identified therein, and, when such Pledged Equity Interests which are certificated securities and such Pledged Notes are delivered to the Administrative Agent (and so long as they continue to be properly held by the Administrative Agent and upon satisfaction of any filing or other requirements in respect of Pledged Equity Interests issued by any Foreign Subsidiary and the filing of financing statements with respect to uncertificated Pledged Equity Interests), the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Equity Interests and Pledged Notes (each as defined in the Pledge Agreement), in each case subject to no other Lien.

(c) The Security Agreement, together with the Intellectual Property Security Agreements referred to therein, when duly recorded in the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Patents and Patent Licenses, Trademarks and Trademark Licenses and Copyrights and Copyright Licenses (each as defined in the Security Agreement) owned by such grantors and in which a security interest may be perfected by filing, recording or registration of a Intellectual Property Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Lien other than Permitted Liens.

(d) Each Account Control Agreement when duly executed and delivered by the banks and security intermediaries parties thereto will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Deposit Accounts and Securities Accounts (each as defined in the Security Agreement) prior and superior in right to any other Person, subject only to other Liens permitted therein.

(e) When executed and delivered, each Mortgage will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the right, title and interest of the Loan Parties in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate filing offices, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and proceeds thereof, in each case prior and superior in right to any Lien, other than Permitted Liens.

Section 5.15 Insurance. Schedule 5.15 sets forth, as of the Closing Date, the insurance coverage of each of the Consolidated Parties by carrier, policy number, expiration date, type and amount. The activities and operations of the Consolidated Parties have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 5.16 Taxes. Each Consolidated Party has timely filed all Federal, state and other material tax returns and reports required to be filed, and have timely paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, whether or not shown on any tax return, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is a party to any tax sharing agreement.

Section 5.17 ERISA Compliance.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that any noncompliance could not reasonably be expected to result in a Material Adverse Effect. Each Plan maintained by a Consolidated Party that is intended to qualify under Section 401(a) of the Code has received an opinion letter or a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is within the remedial amendment period for submitting such an application to the IRS. Except as could not reasonably be expected to result in a Material Adverse Effect, each Consolidated Party and each of their respective ERISA Affiliates have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 5.17 (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) none of the Consolidated Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) none of the Consolidated Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) none of the Consolidated Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.18 Purpose of Loans and Letters of Credit. The proceeds of the Term Loan and any Revolving Loans made on the Closing Date are to be used solely (a) to refinance the outstanding principal amount of certain existing Indebtedness of the Company, (b) to pay fees and expenses incurred in connection with the Closing and (c) for general corporate purposes of the Company and its Subsidiaries as permitted by this Agreement.

Section 5.19 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) None of the Consolidated Parties is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock

(within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(b) None of the Consolidated Parties (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by the Company, nor the consummation of other transactions contemplated hereunder, will violate any provision of any such Act or any rule, regulation or order of the SEC.

Section 5.20 Disclosure. Each of the Consolidated Parties has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, are material to the business of the Company or other Consolidated Parties or could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other written information furnished by or on behalf of any Consolidated Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and otherwise no representation or warranty is made as to the impact of future general economic conditions or as to whether the projected financial information will actually be realized and the Administrative Agent and Lenders understand that such information may differ from actual results and such differences may be material.

Section 5.21 Compliance with Laws. Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.22 Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a) There are no strikes or lockouts against any Consolidated Party pending or, to the best knowledge of the Company, threatened.

(b) The hours worked by and payments made to employees of the Consolidated Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters in any case where a Material Adverse Effect would reasonably be expected to occur as a result of the violation thereof.

(c) All payments due from any Consolidated Party, or for which any claim may be made against any Consolidated Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Consolidated Party.

(d) Except as described on Schedule 5.22, as of the Closing Date none of the Consolidated Parties is a party to a collective bargaining agreement.

Set forth on Schedule 5.22 is a summary of all labor matters pending or, to the best knowledge of the Company, threatened by or against any Consolidated Party as of the Closing Date, and none of such labor matters, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.23 Solvency. Immediately after giving effect to the initial Credit Extension made on the Closing Date, (a) the fair value of the assets of each of the Loan Parties will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each of the Loan Parties will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature, and (c) each of the Loan Parties will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 5.24 Material Contracts. As of the Closing Date, each Material Contract of the Consolidated Parties has been duly authorized, executed and delivered by the Company or the applicable Consolidated Party, is in full force and effect and is binding upon and enforceable against the Company or such Consolidated Party in accordance with its terms, and there exists no default under any Material Contract by any of the Consolidated Parties or, to the best of the Company’s knowledge, by any other party thereto, which default could reasonably be expected to have a Material Adverse Effect.

Section 5.25 Broker’s Fees. No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated by the Loan Documents.

Section 5.26 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party

(collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Documents or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Borrower shall, and the Company shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03,6.13 and 6.14) cause each other Consolidated Party to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year thereafter of the Company and its Consolidated Subsidiaries, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and the respective related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated balance sheet and statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company and its Consolidated Subsidiaries, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of such fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated balance sheet and statements to be certified by Responsible Officers of the Company, as applicable, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating balance sheet and statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation or the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if such knowledge was obtained, stating the nature and status of such Default setting forth the details of such Default and the action of the Company has taken or proposes to take with respect thereto;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company. In connection with the delivery by the Company of each Compliance Certificate pursuant to this Section 6.02(b), the Company shall deliver to the Administrative Agent supplements to Schedules 5.08, and 5.12 and the supplements required by Section 4.15 of the Security Agreement and Section 4.16 of the Pledge Agreement (collectively, the “Supplemented Schedules”), together with a statement of a Responsible Officer executing the Compliance Certificate, certifying that, as of the date thereof, after giving effect to the supplements to such Schedules and such report delivered therewith, the representations and warranties in Article V hereof are true and correct in all material respects;

(c) promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Consolidated Party by independent accountants in connection with the accounts or books of any Consolidated Party, or any audit of any of them;

(d) promptly after the same are available, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Sections 6.01(a) and 6.01(b), (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Consolidated Party generally, and copies of all annual, regular, periodic and special reports and registration statements which any Consolidated Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (iii) upon the reasonable request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters;

(e) within sixty (60) days following the end of each fiscal year of the Borrower, capital and operating budgets of the Company and its Subsidiaries in form and scope customarily prepared by management for internal use and consistent with past practices prepared by the Company (and approved by the Board of Directors of the Company) for each fiscal month of the succeeding fiscal year prepared in reasonable detail with discussion of the principal assumptions upon which such budgets are based; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Consolidated Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02, or (ii) on which such documents are posted on the Company’s behalf on Internet or another intranet website, if any, to which each Lender, the L/C Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, (i) the Company shall deliver paper copies of such documents to the Administrative Agent, the L/C Issuer or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the L/C Issuer or such Lender, and (ii) the Company shall notify the Administrative Agent, the L/C Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies, (except for such Compliance Certificates) of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to any Company or its securities) (each, a “Public Lender”). The Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.03 Notices. Promptly notify the Administrative Agent and each Lender of:

(a) the occurrence of any Default;

(b) the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect; and

(c) any material change in accounting policies or financial reporting practices by any Consolidated Party.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of Responsible Officers of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Payment of Tax Obligations. Pay and discharge, as the same shall become due and payable, all its material tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims or obligations that, if unpaid, could give rise to a Lien upon its property or any part thereof; provided that the Borrowers shall have the right to contest such claims, in good faith by appropriate proceedings diligently conducted, so long as adequate reserves have been established in accordance with GAAP, during the pendancy of such contest enforcement of contested items has been stayed and, solely taking into account the incremental liability over such established reserves, such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain, in full force and effect its legal existence, legal structure, legal name and, to the extent applicable, good standing under the Laws of the jurisdiction of its incorporation or organization, except (i) in a transaction permitted by Sections 7.04 or 7.05 and (ii) with respect to any Consolidated Party that is not a Domestic Loan Party, when the failure to so preserve, renew or maintain could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses, approvals and franchises in each case which are necessary or desirable in the normal conduct of its business, except in a transaction permitted by Sections 7.04 and 7.05; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance; Certain Proceeds. (a) Maintain with financially sound and reputable insurance companies not Affiliates of any Consolidated Party and (except for automobile insurance) having an A.M. Best rating of “A” or better, insurance (including liability insurance and casualty insurance), with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where such Consolidated Party operates, of such types and in such amounts, with such deductibles and covering such risks, as are customarily carried under similar circumstances by such other Persons (or otherwise required in the Collateral Documents). The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Consolidated Party or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(b) In the event any Consolidated Party receives any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation in an amount in excess of $200,000 for any event or series of related events that do not constitute or at any time cease to constitute Reinvestment Funds, the Company will promptly pay over, or cause such funds to be paid over, such proceeds to the Administrative Agent for prepayment of the Obligations in accordance with Section 2.06(b)(iii).

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

Section 6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied (or with respect to any Foreign Subsidiary that is a Designated Borrower, in accordance with accounting principles and practices generally accepted in its jurisdiction of organization consistently applied) shall be made of all financial transactions and matters involving the assets and business of the Consolidated Parties, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Consolidated Parties.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (at each Lender’s own cost) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and with reasonable advance notice. The Company agrees that the Administrative Agent and its representatives may conduct an annual audit of the Collateral, at the expense of the Company.

Section 6.11 Further Assurances with Respect to Additional Loan Parties. (a) Notify the Administrative Agent at the time that any Person becomes a direct or indirect Subsidiary of a Loan Party, (b) promptly thereafter (and in any event within thirty (30) days), cause each such Person that is a Domestic Subsidiary to execute and deliver a Joinder Agreement or additional Subsidiary Guaranty and Collateral Documents and such other documents as the Administrative Agent shall deem appropriate for such purpose, (c) promptly thereafter (and in any event within thirty (30) days), if such Person is a Domestic Subsidiary, pledge and maintain a pledge of one hundred percent (100%) of the Equity Interests of such Subsidiary (subject to no Liens), (d) promptly thereafter (and in any event within thirty (30) days), if such Person is a direct Foreign Subsidiary of a Domestic Loan Party and no material adverse tax consequences on the Loan Parties or any of their Affiliates would occur, pledge and maintain a pledge of sixty-five percent 65% (or such greater percentage as would not have material adverse tax consequences to the Loan Parties or their Affiliates) of the Equity Interests of such Subsidiary (subject to no Liens) and (e) promptly thereafter (and in any event within thirty (30) days), deliver, and cause such Person to deliver, to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (viii), (ix), (x), (xi), (xii), (xiii) and (xvii) of Section 4.01(a) and, if reasonably requested by the Administrative Agent, favorable opinions of counsel to the Company and such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in subsection (a) of Section 4.01), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 6.12 Further Assurances with Respect to Additional Collateral.

(a) Execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing, to the fullest extent permitted by Law, (i) the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Permitted Liens) and (ii) the pledge of the Equity Interests of the Company and its Subsidiaries which is subject to a pledge pursuant to the Pledge Agreement, in each case to secure all the Obligations, all at the expense of the Company. The Company also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the validity, perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b) If any Material Real Property or any personal property or asset is acquired or leased by any Domestic Loan Party after the Closing Date, notify the Administrative Agent thereof (except, in the case of personal property, such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property and assets by virtue of any actions previously taken by or on behalf of the Administrative Agent), cause, to the fullest extent permitted by Law, such property and assets to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Permitted Liens), take, to the fullest extent permitted by Law, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including the actions described in Section 6.12(a). All Material Real Property that becomes subject to a security interest in favor of the Administrative Agent pursuant to this Section 6.12(b) shall be accompanied by a duly executed Mortgage for each parcel of such Material Real Property, together with such title insurance, owner’s affidavits, opinions of counsel, environmental assessments, surveys and other related documents as the Administrative Agent may request to comply with the terms of this Section 6.12.

Section 6.13 Use of Proceeds. Use the proceeds of the Loans on the Closing Date solely for the purposes set forth in Section 5.18. Use the proceeds of the Revolving Loans, Alternative Currency Loans, and Swing Line Loans after the date of the initial Credit Extension solely to provide for the working capital requirements of the Company and its Subsidiaries and for the general corporate purposes of the Company and its Subsidiaries not in contravention of Laws or any Loan Document. Use the Letters of Credit only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic trade transactions and other obligations relating to transactions entered into by the Company and its Subsidiaries in the ordinary course of business.

Section 6.14 Environmental. (a) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition that the Administrative Agent or the Required Lenders reasonably believe has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.13 to be untrue in any material respect, furnish or cause to be furnished to the Administrative Agent, at the Company’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of Hazardous Materials on any Subject Properties and as to the compliance by the Consolidated Parties with Environmental Laws at such Subject Properties. If the Company fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for the same, and each of the Consolidated Parties hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Company on demand and added to the obligations secured by the Collateral Documents.

(b) Conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on,

from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could have a Material Adverse Effect.

Section 6.15 Deposit Accounts. Within 90 days following the Closing Date and at all times thereafter, cause (a) all Deposit Accounts (as defined in the Security Agreement) of the Domestic Loan Parties to be located with one or more of the Lenders, which Deposit Accounts shall be subject to an Account Control Agreement in accordance with the terms of the Security Agreement and (b) all Securities Accounts (as defined in the Security Agreement) of the Domestic Loan Parties to be subject to an Account Control Agreement in accordance with the terms of the Security Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Borrower shall, directly or indirectly, nor shall the Company permit any other Consolidated Party to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (with such Liens described below being referred to herein as “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof in connection with any refunding, refinancing or renewal of the obligations secured thereby; provided that (i) the property covered thereby is not broadened, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, fees, assessments or other governmental charges, not yet due or which are not delinquent or remain payable without penalty, or to the extent non-payment thereof is permitted by Section 6.04; provided, that a stay of enforcement of any such Lien is in effect;

(d) Liens securing the rights or claims of carriers, warehousemen, mechanics, materialmen, repairmen, landlords or other like Liens in favor of similar Persons arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with GAAP; provided, that a stay of enforcement of any such Lien is in effect;

(e) Liens consisting of pledges or deposits made by the Company or any of its Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or public liability laws or similar legislation, other than any Lien imposed by ERISA;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property of the Company or any of its Subsidiaries which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; provided that enforcement of such Liens is effectively stayed;

(h) Liens securing Indebtedness permitted under Section 7.03(e), (g) or (h), provided such Liens attach only to the Property specified therein;

(i) Liens incurred or deposits made to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business;

(j) restrictions imposed in the ordinary course of business on the sale or distribution of designated inventory that arise from the sale of such inventory to one or more customers;

(k) deposits in escrow accounts for customary purchase price adjustments, earn-outs and indemnities in connection with Permitted Acquisitions;

(l) licenses, leases or subleases granted in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(m) restrictions imposed in the ordinary course of business on the sale or distribution of designated inventory that arise from the sale of such inventory to one or more customers;

(n) Liens in favor of customs or revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(o) deposits in escrow accounts for customary purchase price adjustments, earn-outs and indemnities in connection with Permitted Acquisitions; and

(p) Liens on the assets of any Designated Borrower organized in the Netherlands arising under clause 18 of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

Section 7.02 Investments. Make or hold any Investments in any Person, except:

(a) Investments by (i) the Company or any Domestic Subsidiary held in the form of cash or Cash Equivalents and (ii) any Foreign Subsidiary of the Company held in the form of cash or Foreign Cash Equivalents;

(b) Investments made prior to the Closing Date set forth in Schedule 7.02;

(c) Advances or loans to directors, officers and employees of the Company or any Subsidiary Guarantor in the ordinary course of business as presently conducted in an aggregate principal amount not to exceed $1,500,000 in the aggregate at any one time outstanding;

(d) Investments by:

(i) the Company or any Subsidiary Guarantor in and to any Subsidiary which is not a Subsidiary Guarantor in the form of contributions to capital or loans or advances; provided that (A) immediately before and immediately after giving effect thereto, no Default exists or would result therefrom, (B) the aggregate amount of such Investments does not exceed $5,000,000 at any time outstanding, and (C) each item of intercompany Indebtedness shall be evidenced by an Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Collateral Documents; and provided further that, notwithstanding the existence of any Default (other than a Default resulting directly from making such Investment), the Company and the Subsidiary Guarantors may continue to make Investments in Subsidiaries which are not Subsidiary Guarantors within the limitations of clauses (B) and (C) above if such Investments are in the ordinary course of business and necessary to the continued operation of such Subsidiary.

(ii) the Company or any Subsidiary in and to the Company or any Subsidiary Guarantor in the form of contributions to capital or loans or advances; provided that (A) any intercompany Indebtedness shall be unsecured, and (B) each item of intercompany Indebtedness held by any Domestic Loan Party shall be evidenced by an Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Collateral Documents; and

(iii) any Foreign Subsidiary in and to any other Foreign Subsidiary in the form of contributions to capital or loans or advances;

(e) Investments that constitute Permitted Acquisitions;

(f) Investments by the Company in Swap Contracts permitted under Section 7.03(d);

(g) Guaranties permitted by Section 7.03(c);

(h) Investments by the Company or any Subsidiary in joint ventures in an aggregate amount of up to $1,000,000 (net of any repayment thereof); provided that immediately before and immediately after giving effect thereto, no Default exists or would result therefrom;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) Investments made by the Company and its Subsidiaries that constitute (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(k) Investments consisting of any deferred portion of the sales price received by the Company or any Subsidiary in connection with any Disposition permitted under Section 7.05;

(l) Investments in respect of loans made by the Company to its employees pursuant to Employee Stock Option Plans in connection with their purchase of the Equity Interests in the Company, so long as the proceeds are used concurrently dollar-for-dollar for the purchase of such Equity Interests;

(m) the Company and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement;

(n) advances to subcontractors in the ordinary course of business; and

(o) the Company and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 7.05;

(p) Investments not otherwise permitted by the foregoing subsections of this Section 7.02 in an amount not to exceed $1,000,000 in the aggregate at any time outstanding; provided that immediately before and immediately after giving effect thereto, no Default exists or would result therefrom;

(q) Capital Expenditures permitted under Section 7.17; and

(r) Restricted Payments permitted under Section 7.06.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of the Company or any Subsidiary Guarantor in respect of Indebtedness of the Company or any Subsidiary Guarantor otherwise permitted hereunder;

(d) obligations (contingent or otherwise) of the Company existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness of the Company and the Subsidiaries including Capitalized Leases or Off-Balance Sheet Obligations; provided, however, that (i) the total aggregate amount of all such Indebtedness at any one time outstanding for the Company and Subsidiary Guarantors taken together shall not exceed $5,000,000, (ii) such Indebtedness, when incurred, shall not exceed 100% of the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition, (iii) such Indebtedness is created and any Lien attaches to such Property concurrently with or within one hundred twenty-five (125) days of the acquisition thereof, and (iv) such Lien does not at any time encumber any Property other than the Property financed by such Indebtedness;

(f) intercompany Indebtedness permitted under Section 7.02(d) and (e);

(g) Indebtedness of Foreign Subsidiaries (other than Alternative Currency Loans to Designated Borrowers) in an aggregate amount not in excess of $5,000,000 (or the dollar equivalent thereof based on the Spot Rate on the date of determination thereof if advanced in a currency other than Dollars); provided that any Liens securing such Indebtedness attach only to Property owned by Foreign Subsidiaries; and

(h) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Company (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Company or any of its Subsidiaries in connection with any Permitted Acquisition (including any Permitted Acquisition of assets) (all such Indebtedness being referred to in this clause (i) as “Assumed Indebtedness”), which, when aggregated with the aggregate principal amount of Permitted Seller Notes issued, does not exceed $1,000,000, but only to the extent that (A) such Indebtedness (other than Permitted Seller Notes) was not created or incurred in contemplation of such Person becoming a Subsidiary or such Permitted Acquisition and (B) any Liens securing such Indebtedness attach only to the assets of the Acquired Person;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(j) Indebtedness of the Company or any Subsidiary arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations in respect of the disposition of any business, Property or a Subsidiary of the Company that is permitted under this Agreement; provided, however, that the maximum liability in respect of such Indebtedness shall at no time exceed the gross cash proceeds actually received by the Company and its Subsidiaries in connection with such disposition; and

(k) unsecured Indebtedness of the Company and its Subsidiaries in respect of performance, surety or appeal bonds or completion guarantees provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or contingent liabilities in respect thereof;

(l) unsecured Indebtedness of the Company and its Subsidiaries in respect of Permitted Seller Notes;

(m) Indebtedness of the Company and its Subsidiaries in respect of trade payables and accrued expenses arising in the ordinary course of business;

(n) unsecured Indebtedness consisting of letters of credit (other than Letters of Credit hereunder) and associated reimbursement obligations thereunder in an aggregate amount of up to $10,000,000;

(o) earnouts, indemnities, purchase price adjustments and similar payments in connection with Permitted Acquisitions; and

(p) so long as no Default would result therefrom, unsecured Indebtedness of the Company and its Subsidiaries (in addition to the Indebtedness set forth in clauses (a) through (o) of this Section 7.03) in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; provided that such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising under this Agreement and the Loan Documents.

Section 7.04 Fundamental Changes and Acquisitions.

(a) Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i) any Subsidiary of the Company may merge within or into the Company or any Subsidiary Guarantor; provided that (A) the Company or such Subsidiary Guarantor shall be the continuing or surviving Person, and (B) the Loan Parties shall cause to be delivered such documents, instruments and certificates as to cause the Loan Parties to be in compliance with the terms of Section 6.12;

(ii) any Subsidiary that is not a Loan Party may be a party to a transaction of merger or consolidation with any Person; provided that (A) the surviving entity shall be a Wholly-Owned Subsidiary, (B) the Loan Parties shall cause to be delivered such documents, instruments, and certificates as to cause the Loan Parties to be in compliance with the terms of Sections 6.11 and 6.12, and (C) the transaction shall otherwise constitute a Permitted Acquisition; and

(iii) a Subsidiary may enter into a transaction of merger or consolidation in connection with a Disposition permitted under Section 7.05.

(b) Permit the Company or any Subsidiary to make any Acquisition, unless:

(i) in the case of an acquisition of Equity Interests of another Person, after giving effect to such acquisition,

(A) if the Acquisition is not of a controlling interest in the subject Person such that after giving effect thereto the subject Person will not be a Subsidiary, such Acquisition constitutes an Investment permitted by Section 7.02; and

(B) if the Acquisition is of a controlling interest in the subject Person such that after giving effect thereto the subject Person will be a Subsidiary, such Acquisition constitutes a Permitted Acquisition; and

(ii) in the case of an Acquisition of all or any substantial portion of the Property (other than Equity Interests) of another Person, such Acquisition constitutes a Permitted Acquisition.

Section 7.05 Dispositions. Make any Disposition (other than any Casualty or Condemnation) or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably applied to the purchase price of similar replacement property within 180 days of such Disposition;

(d) Dispositions of property by a Subsidiary of the Company to the Company or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions pursuant to a non-exclusive licensing arrangement entered into by the Company or any of its Subsidiaries with respect to any of its intellectual property in the ordinary course of its business consistent with past practice;

(g) Dispositions not otherwise permitted pursuant to this Section 7.05 provided (i) the Disposition is for not less than the fair market value of such assets, (ii) the consideration received by the Company or applicable Subsidiary consists of at least 75% cash, (iii) the net book value of such assets, together with the net book value of all other assets Disposed of pursuant to this clause (g), does not exceed $2,500,000 over the term of this Agreement, and (iv) immediately prior to and after giving effect to such Disposition no Default shall have occurred and be continuing; and

(h) Dispositions of certain assets located in Clinton, South Carolina and Toluca, Mexico pursuant to the plan of merger and restructuring of the assets of Consolidated Fabricators, provided no Default shall have occurred and be continuing at the time of such Dispositions.

Section 7.06 Restricted Payments. Declare or make any Restricted Payment or incur any obligation contingent or otherwise to do so, or make any Equity Issuance or sell any Equity Interests, except that:

(a) the Consolidated Parties may declare and pay dividends and distributions payable solely in common stock or other common Equity Interests of such Consolidated Party; and

(b) so long as at the time of such purchase (and after giving effect thereto) there shall exist no Default, the Company may repurchase its common stock from any Management Investor (i) with proceeds of the key-man life insurance maintained on the life of such Management Investor, or (ii) with cash in an aggregate amount for all Management Investors not exceeding $500,000 in any year;

(c) the Company or any of its Subsidiaries may make payments to the Sponsor in accordance with the Management Agreement;

(d) (i) any Subsidiary of the Company may make Restricted Payments to the Company or any Subsidiary Guarantor and (ii) any Subsidiary that is not Wholly-Owned may make Restricted Payments to its shareholders generally so long as the Company or its Subsidiary that owns the equity interest in the Subsidiary making such Restricted Payment receives at least it proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary making such Restricted Payment);

(e) the Company and its Subsidiaries may make repurchases of Equity Interests of the Company deemed to occur upon the exercise of stock options if such Equity Interests represents a portion of the exercise price thereof and so long as no cash is paid or distributed by the Company or any of its Subsidiaries in connection therewith; and

(f) the Company may issue or sell common stock of the Company, provided no Default will result from such issuance or sale.

Section 7.07 Amendment of Organizational Documents and Management Agreement. Amend (a) its Organization Documents in any manner materially adverse to the Lenders or (b) the Management Agreement if such amendment (i) would directly or indirectly increase the fees or other amounts paid to the Sponsor by the Company or its Subsidiaries or (ii) would be materially adverse to the Lenders.

Section 7.08 Change in Nature of Business. Engage in any business activity except the business of designing, engineering, fabricating, installing and servicing equipment for gas turbine power plants and industrial operations and business activities that are reasonable extensions thereof and activities reasonably incidental thereto.

Section 7.09 Transactions with Affiliates. Engage in any transaction or series of transactions with any Affiliate of any Consolidated Party other than (i) transactions expressly permitted by Sections 7.02, 7.03, 7.04, 7.05 and 7.06, (ii) transactions consisting of the Company and its Subsidiaries entering into and making payments and issuing options under employee benefit plans, stock option plans, indemnification provisions and other similar compensatory arrangement with officers, employees and directors of the Company and its Subsidiaries; (iii) transactions exclusively between or among the Company and one or more Subsidiary Guarantors that are Wholly-Owned Subsidiaries and not Foreign Subsidiaries or exclusively between or among such Subsidiary Guarantors; (iv) purchases of materials by the Company and its Subsidiaries at prevailing market prices in the ordinary course of business consistent with past practices from Edgen Corp.; and (v) so long as no Default has occurred and is continuing, other transactions in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with an independent, unrelated third party.

Section 7.10 Limitations on Restricted Actions. Enter into or create or otherwise cause to exist or become effective any agreement or arrangement, other than the Loan Documents, that: (a) limits the ability (i) of any Consolidated Party to make Restricted Payments to any Domestic Loan Party, (ii) of any Consolidated Party to act as a guarantor and pledge its assets pursuant to the Loan Documents or (iii) of any Consolidated Party to create, incur, assume or suffer to exist Liens in favor of the Secured Parties on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred in connection with or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (B) any negative pledge incurred in connection with or provided in favor of any holder of Indebtedness permitted under Section 7.03(g) solely to the extent any such negative pledge relates to the property of Foreign Subsidiaries, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business and (E) any operating lease or capital lease, insofar as the provisions thereof limit grants of as security interest in, or other assignments of, the related leasehold interest to any other Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 7.11 Sale-Leasebacks; Off-Balance Sheet Obligation. Enter into any Sale and Leaseback Transaction or Off-Balance Sheet Obligation, unless such Sale and Leaseback Transaction or Off-Balance Sheet Obligation constitutes Indebtedness permitted by Section 7.03(e).

Section 7.12 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.13 Impairment of Security Interests. Take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Secured Parties with respect to the Collateral or (b) grant to any Person (other than the Administrative Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for the non-possessory Liens permitted under Section 7.01.

Section 7.14 Ownership of Subsidiaries and Other Restrictions Relating to the Subsidiaries. Notwithstanding any other provision of this Agreement, permit any Person (other than the Company or any Wholly-Owned Subsidiary) to own any Equity Interests of any Subsidiary of the Company except for Subsidiaries that are also joint ventures in existence on the Closing Date or otherwise permitted pursuant to this Agreement.

Section 7.15 Fiscal Year. Change its fiscal year unless such change is not materially adverse in any respect to the Lenders.

Section 7.16 Consolidated Capital Expenditures. Make, or become legally obligated to make any Consolidated Capital Expenditure, except for Consolidated Capital Expenditures determined on a consolidated basis in accordance with GAAP not exceeding $3,000,000 in the aggregate for the Consolidated Parties during each fiscal year; provided, however, to the extent that Capital Expenditures made by the Company and its Subsidiaries during any Fiscal Year (or portion thereof) are less than the maximum amount permitted to be made for such Fiscal Year (or portion thereof), 50% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding Fiscal Year and utilized to make consolidated Capital Expenditures in such succeeding Fiscal Year in the event the amount permitted in such succeeding Fiscal Year has been used (it being understood and agreed that no carry-forward amount may be carried beyond the Fiscal Year immediately succeeding the Fiscal

Year in which it arose and that no portion of the carry-forward amount available for any Fiscal Year may be used until the entire amount of Consolidated Capital Expenditures permitted to be made in such Fiscal Year (without giving effect to such carry-forward amount) shall be made.

Section 7.17 Financial Covenants.

(a) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Company and its Consolidated Subsidiaries at any time during (but measured on the last day of) any Four-Quarter Period ending during the periods set forth below to be greater than the ratios for such periods set forth below.

From the Closing Date through June 30, 2005	3.00 to 1.00

From July 1, 2005 through December 31, 2005	2.75 to 1.00

From January 1, 2006 through March 31, 2006	2.50 to 1.00

From April 1, 2006 through June 30, 2006	2.25 to 1.00

From July 1, 2006 and thereafter	2.00 to 1.00

(b) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Consolidated Subsidiaries at any time during (but measured on the last day of) any Four-Quarter Period to be less than 1.35 to 1.00.

(c) Minimum Consolidated Asset Coverage Ratio. Permit the Consolidated Asset Coverage Ratio of the Company and its Consolidated Subsidiaries as of the last day of any fiscal quarter to be less than 1.00 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any Section 6.01, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.13, or Article VII; or

(c) Other Defaults. The Company or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or more after the earlier of (i) any Responsible Officer has knowledge of such failure or (ii) receipt of written notice by the Company of such failure from the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Consolidated Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries), to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; or (ii) any Consolidated Party fails in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any Material Contract (other than those covered in clause (i) hereof) and (A) such default together with any other such defaults, has a Material Adverse Effect, whether as a result of termination or cancellation of such Material Contract or otherwise, or (B) such default (1) is not reasonably subject to cure by the Consolidated Parties and not reasonably likely to be waived by the other contracting party, (2) would permit the other contracting party to cancel or terminate such Material Contract and (3) such termination or cancellation could reasonably be expected to have a Material Adverse Effect; or

(f) Insolvency Proceedings, Etc. Any Consolidated Party other than an Immaterial Subsidiary (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Consolidated Party other than an Immaterial Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Consolidated Party other than an Immaterial Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and enforcement proceedings are commenced by any creditor upon such judgment or order, and such enforcement proceeding shall not have been vacated, discharge or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Consolidated Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Consolidated Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Consolidated Party in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Except in each case to the extent resulting from the failure of the Administrative Agent to retain possession of the applicable Pledged Equity Interest, any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of this Agreement, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or in the case of any Lien covering any material portion of the Collateral granted pursuant to any Collateral Document (including any Lien granted after the Closing Date in accordance with Section 6.11 or 6.12) in favor of the Administrative Agent, such Lien ceases to have the priority purported to be granted under such Collateral Document or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or

(k) Change of Control. There occurs any Change of Control.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing without waiver, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Company or any other Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Revolving Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, including, without limitation, all rights and remedies existing under the Collateral Documents and all rights and remedies against any Subsidiary Guarantor and any Borrower;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III hereof and Section 2.5 of the Subsidiary Guaranty) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender of the L/C Issuer) and amounts payable under Article III hereof and Section 2.5 of the Subsidiary Guaranty), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, ratably (i) to the payment of that portion of the Obligations constituting unpaid principal of the Loans and the L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this subclause (i) to this clause Fourth held by them and (ii) to payment of that portion of the Obligations constituting amounts owing under or in respect of Secured Swap Contracts, ratably among the Swap Banks in proportion to the respective amounts described in this subclause (ii) to this clause Fourth held by them.

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers or Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the

Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(h); and

(c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, then each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Sections 1.07, 1.08, 1.09 or 2.05 or the definition of “Alternative Currency” without the written consent of the Alternative Currency Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(h) release all or substantially all of Subsidiary Guarantors without the written consent of each Lender, or release all or substantially all of the Collateral in any transaction or series of related transactions except as specifically permitted by the Loan Documents without the written consent of each Lender (it being understood that any agreement to subordinate some or all of the Liens under the Loan Documents shall not be considered a release of all or substantially all the Collateral);

(i) waive, extend the time for, reduce the amount of or modify the manner of application of proceeds of any mandatory prepayment required by Section 2.06(b)(iii) or Section 6.07(b) without the prior written consent of Lenders holding in the aggregate at least a majority of the outstanding principal amount of the Term Loans; or

(j) provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (iv) each of the Fee Letter and the Commitment Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. Upon delivery by the Company of each Compliance Certificate of Responsible Officers certifying supplements to the Schedules to this Agreement pursuant to Section 6.02(b), the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement Schedules 5.08, 5.12, 5.15 and 5.25 hereto, as applicable, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant thereto.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, except to the extent such losses, costs, expenses or liabilities result from the gross negligence or willful misconduct on the part of such Person. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”)

against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. NOTWITHSTANDING ANY OTHER TERM OR PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO FOREIGN SUBSIDIARY THAT IS A DESIGNATED BORROWER SHALL HAVE ANY OBLIGATION TO INDEMNIFY THE AGENT OR ANY LENDER FOR THE OBLIGATIONS OF ANY OTHER BORROWER HEREUNDER AND NONE OF THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL BE JOINT WITH OR GUARANTIED BY ANY DESIGNATED BORROWER THAT IS A FOREIGN SUBSIDIARY (WHETHER OR NOT ANY PROVISION HEREUNDER EXPRESSLY STATES THAT IT IS SUBJECT TO THE LAST SENTENCE OF THIS SECTION 10.04(b)).

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the

Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except no Borrower may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment of any rights or obligations in respect of the Revolving Loan or $1,000,000 in the case of any assignment of any rights or obligations of the Term Loan, in each case, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Agent Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, each Borrower (at it expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations Upon Participation Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America shall resign as Administrative Agent in accordance with Section 9.06 and shall, consequently, resign as L/C Issuer and Swing Line Lender. In the event of any such resignation as L/C Issuer and Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C

Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ partners, directors, officers, employees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have authority over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any of its Subsidiaries or Affiliates. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided, in the case of information received from the Company or any Subsidiary after the date hereof, such information that is not clearly identified as “public” at the time of delivery shall be treated as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO

THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the

Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 10.17 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with such Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation, as a Borrower

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	Chief Financial Officer and V.P. of Finance

GLOBAL POWER EQUIPMENT (SHANGHAI) COMPANY, LTD., a limited liability company organized under the laws of the People’s Republic of China, as a Designated Borrower

By:	/s/ Larry D. Edwards
Name:	Larry D. Edwards
Title:	Chairman

DELTAK POWER EQUIPMENT (CHINA) CO. LTD., a joint venture organized under the laws of the People’s Republic of China, as a Designated Borrower

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	Chairman

BRADEN-EUROPE B.V., a Netherlands corporation, as a Designated Borrower

By:	/s/ Larry D. Edwards
Name:	Larry D. Edwards
Title:	Supervisory Director

S - 1

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

US BANK NATIONAL ASSOCIATION, as Syndication Agent

By:	/s/ Peter I. Bystol
Name:	Peter I. Bystol
Title:	Assistant Vice President

BANK OF OKLAHOMA, N.A., as Managing Agent

By:	/s/ Jamey C. Webb
Name:	Jamey C. Webb
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Alternative Currency Lender and Swing Line Lender

By:	/s/ David G. Lamb
Name:	David G. Lamb
Title:	Vice President

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter I. Bystol
Name:	Peter I. Bystol
Title:	Assistant Vice President

BANK OF OKLAHOMA, N.A., as a Lender

By:	/s/ Jamey C. Webb
Name:	Jamey C. Webb
Title:	Assistant Vice President

CITICORP NORTH AMERICA INC., as a Lender

By:	/s/ Rockwell Lowe
Name:	Rockwell Lowe
Title:	Vice President

M&I MARSHALL & ILSLEY BANK, as a Lender

By:	/s/ Ronald J. Carey
Name:	Ronald J. Carey
Title:	Vice President

By:	/s/ Stephen E. Kalmer
Name:	Stephen E. Kalmer
Title:	Vice President

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 1, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent.

The Company hereby requests (select one):

☐	A Borrowing of Revolving Loans	☐	A conversion or continuation of Loans

1.	On (a Business Day).
2.	In the amount of $
3.	Comprised of .

[Type of Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of months.

The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

A-1

Form of Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 1, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).
2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF ALTERNATIVE CURRENCY LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 1, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐	A Borrowing of Alternative Currency Loans	☐	A conversion or continuation of Loans

1.	On (a Business Day).
2.	In the amount of .
3.	Comprised of .

[Type of Committed Loan requested]

4.	In the following currency:
5.	For Eurocurrency Rate Loans: with an Interest Period of months.
6.	On behalf of [insert name of applicable Designated Borrower].

The Alternative Currency Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.05(a) of the Agreement.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

C - 1

Form of Swing Line Loan Notice

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 1, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Global Power Equipment Group Inc., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

Form of Compliance Certificate

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,             .

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Financial Statements

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.16– Consolidated Capital Expenditures.

A.	Consolidated Capital Expenditures made during fiscal year to date:	$

B.	Consolidated Capital Expenditures that could have made during prior fiscal year but which were not made multiplied by 50%:	$

C.	Maximum permitted Consolidated Capital Expenditures ($3,000,000 + Line I.B.):	$

D.	Excess (deficient) for covenant compliance (Line I.C – I.A):	$

II.	Section 7.17(a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Available Cash at Statement Date	$

C.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$
2.	Consolidated Interest Charges for Subject Period:	$
3.	Provision for income taxes for Subject Period:	$
4.	Depreciation expenses for Subject Period:	$
5.	Amortization expenses for Subject Period:	$
6.	Restructuring expenses and transaction and transaction expenses for Subject Period:	$
7.	Contingent transaction expenses for Subject Period:	$
8.	Non-recurring non-cash expenses for Subject Period:	$
9.	Non-cash write-offs and write downs for Subject Period	$
10.	Non-cash losses or deductions from change in accounting principles for Subject Period:	$
11.	Non-cash losses relating to foreign currency and hedging for Subject Period:	$
12.	Income tax credits for Subject Period:	$
13.	Non-cash additions to Consolidated Net Income for Subject Period:	$

Form of Compliance Certificate

14.	Consolidated EBITDA (Lines II.C.1+2+3+4+5+6+7+8+9+10+11–12–13):	$

D.	Consolidated Leverage Ratio (Line II.A – Line II.B ÷ Line II.C):	to 1

Maximum permitted:

From the Closing Date through June 30, 2005	3.00 to 1.00
From July 1, 2005 through December 31, 2005	2.75 to 1.00
From January 1, 2006 through March 31, 2006	2.50 to 1.00
From April 1, 2006 through June 30, 2006	2.25 to 1.00
From July 1, 2006 and thereafter	2.00 to 1.00

III.	Section 7.17 (b) – Consolidated Fixed Charge Coverage Ratio.

A.	Consolidated EBITDA for Subject Period (From Line II.C. above):		$

B.	Consolidated Fixed Charges for Subject Period:
	1.	Consolidated Interest Charges for Subject Period	$
	2.	Consolidated Scheduled Debt Payments for Subject Period	$
	3.	Restricted Payments for Subject Period	$
	4.	Consolidated Fixed Charges for Subject Period (III.B. 1 + 2 + 3)	$

C.	Consolidated Capital Expenditures for Subject Period		$

D.	Line III.A. – Line III.C.		$

Consolidated Fixed Charge Coverage Ratio (Line III.D. ÷ Line III.B.):	to 1

Minimum required: 1.35 to 1.00

Form of Compliance Certificate

IV.	Section 7.17(c) – Consolidated Asset Coverage Ratio.

A.	Net Eligible Receivables at Statement Date:	$

B.	Net Eligible Inventory at Statement Date:	$

C.	Net Fixed Assets at Statement Date	$

Consolidated Funded Indebtedness at Statement Date (From Line II.A above)		$

Consolidated Asset Coverage Ratio (Line IV.A + Line IV.B + Line IV.C ÷ Line IV.D):	to 1

Maximum permitted:   1.00 to 1.00

Form of Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities1) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________________________

2.	Assignee:	__________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):	__________________________________________

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Include all applicable subfacilities.
[2]	Select as applicable.

Form of Assignment and Assumption

5.	Credit Agreement: Credit Agreement, dated as of October 1, 2004, among Global Power Equipment Group Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent.

6.	Assigned Interest:[3]

Facility Assigned[4]	Aggregate Amount of Commitment/ Loans for all Lenders*		Amount of Commitment/Loans Assigned*		Percentage Assigned of Commitment/Loans[5]		CUSIP Number
___________	$	___________	$	___________	___________	%
___________	$	___________	$	___________	___________	%
___________	$	___________	$	___________	___________	%

[7.	Trade Date: ][6]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[4]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).
[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[6]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

[Consented to and][7] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][8]

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Form of Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

SUBSIDIARY GUARANTY AGREEMENT

This SUBSIDIARY GUARANTY AGREEMENT, dated as of October 1, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by EACH OF THE PARTIES SIGNATORY HERETO (such signatories, together with the Additional Guarantors (as defined in Section 5.6) are collectively referred to as the “Guarantors” and individually as a “Guarantor”), in favor of BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof, among Global Power Equipment Group Inc., a Delaware corporation, (the “Company”), certain Subsidiaries of the Company, as borrowers (together with the Company, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Borrowers; and

WHEREAS, each of the Guarantors is a Subsidiary of the Company and will receive substantial direct and indirect benefits from the Credit Agreement and the Credit Extensions and other financial accommodations to be made or issued thereunder;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrowers pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Guarantors” is defined in Section 5.6(b).

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

F-1

Subsidiary Guarantee

“Borrowers” is defined in the first recital.

“Company” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Guaranteed Obligations” is defined in Section 2.1.

“Guarantor” and “Guarantors” are defined in the preamble.

“Post Petition Interest” is defined in Section 2.4(b)(ii).

“Subordinated Obligations” is defined in Section 2.4(b).

“Termination Date” means the date on which all of the following events have occurred:

(a) the Guaranteed Obligations (other than the indemnities described herein and in Section 10.04 of the Credit Agreement and any other indemnities set forth in any other Loan Document, in each case which are not then due and payable) and all other amounts payable under this Agreement have been paid in full in cash;

(b) the Availability Period shall have terminated or expired without reinstatement; and

(c) all Letters of Credit shall have terminated or expired or been Cash Collateralized or otherwise provided for in a manner reasonably acceptable to the L/C Issuer and all Secured Swap Contracts to which a Swap Bank is a party shall have terminated or expired without reinstatement (or such Swap Bank shall have agreed in writing that the obligations under such Swap Contract are no longer secured under any Collateral Document).

1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.3 Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

GUARANTY

2.1 Guaranty; Limitation of Liability. Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct

Subsidiary Guaranty

or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(a) Each Guarantor, and by its acceptance of the benefits of this Agreement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Agreement and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Law to the extent applicable to this Agreement and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Agreement at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Agreement not constituting a fraudulent transfer or conveyance.

(b) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Agreement or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

2.2 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor jointly and severally with any other Guarantor of the Guaranteed Obligations. The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives (to the extent permitted by

Subsidiary Guaranty

applicable Laws) any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;

(f) the existence of any claim, setoff or other right which any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(g) any invalidity or unenforceability relating to or against the Company or any other Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by the Borrowers of the Guaranteed Obligations;

(h) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

Subsidiary Guaranty

(i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

2.3 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives, to the extent permitted by Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by applicable Law) (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale (to the extent such sale is permitted by applicable Law), and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

Subsidiary Guaranty

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.4 Subordination. (a) Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 2.1(c) or otherwise) or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrowers, any other Guarantor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrowers, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date has occurred.

(b) Each Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party, including pursuant to Section 2.1(c) (collectively, the “Subordinated Obligations”), is hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 2.4(b):

(i) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) of each other Loan Party before such Guarantor receives payment of any Subordinated Obligations of such other Loan Party.

(ii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of any Subordinated Obligations due to such Guarantor from any other Loan Party as trustee

Subsidiary Guaranty

for the Secured Parties and deliver such payments to the Administrative Agent for application to the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(iii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of any Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (B) to require any Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to such Guarantor and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(iv) In the event of any conflict between the provisions of this Section 2.4(b) and the provisions of Annex A of any Pledged Note (as defined in the Pledge Agreement), the provisions of such Annex A shall govern.

(c) If any amount shall be paid to any Guarantor in violation of this Section 2.4 at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising.

(d) If the Termination Date shall have occurred, the Administrative Agent will, at any Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.

2.5 Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement.

Subsidiary Guaranty

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Company or the Designated Borrowers with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

3.1 No Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

3.2 Independent Credit Analysis. Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE IV

COVENANTS

4.1 Performance of Loan Documents. Each Guarantor covenants and agrees that until the Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Company has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.2 No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by the Law.

5.3 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final in whatever currency) at any time held and other obligations (in

Subsidiary Guaranty

whatever currency) at any time owing by, such Secured Party to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each Secured Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

5.4 Indemnification.

(a) Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Agreement, each Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing, in the manner and to the extent set forth in the Security Agreement.

(b) Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 2.1(a) (with respect to enforcement expenses), the last sentence of Section 2.2, Section 2.5 and this Section 5.4 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

5.5 Continuing Guaranty. This Agreement is a continuing agreement and shall: (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.

5.6 Amendments, etc.; Additional Guarantors; Successors and Assigns; Release. (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (with the written consent of the Required Lenders or all Lenders, as applicable) and, with respect to any such amendment, by the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement in substantially the form of Exhibit G to the Credit Agreement, such Person shall be referred to as an “Additional Guarantor” and shall be and become a Guarantor, and each reference in this Agreement to “Guarantor” shall also mean and be a reference to such Additional Guarantor.

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(c) This Agreement shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Guarantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.

(d) In the event that all of the Equity Interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all the Lenders if required by Section 10.01 of the Credit Agreement)), such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to the Company or another Domestic Subsidiary thereof) be released from this Agreement automatically and without further action and this Agreement shall, as to each such Guarantor or Guarantors, terminate and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 5.6(d)).

5.7 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Guarantor being delivered to such Guarantor in care of the Company). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

5.8 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

5.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.11 Governing Law, Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

5.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE

Subsidiary Guaranty

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.13 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

Subsidiary Guaranty

IN WITNESS WHEREOF, each Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DELTAK, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN MANUFACTURING, L.L.C., a Delaware limited liability company, as a Guarantor

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation, as a Guarantor

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN CONSTRUCTION SERVICES, INC., a Delaware corporation, as a Guarantor

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

Subsidiary Guaranty Signature Page

EXHIBIT G

FORM OF JOINDER AGREEMENT

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Form of Joinder Agreement

EXHIBIT H

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of October 1, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by GLOBAL POWER EQUIPMENT GROUP INC. a Delaware corporation (the “Company”), and each of the Domestic Subsidiaries of the Company signatory hereto (such signatories, together with the Additional Pledgors (as defined in Section 7.2(b)) and the Company, are collectively referred to as the “Pledgors” and individually as a “Pledgor”), in favor of BANK OF AMERICA, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.

W I T N E S S E T H:

WHEREAS, pursuant to a Credit Agreement, dated as of the date hereof, among the Company, certain Subsidiaries of the Company, as borrowers (together with the Company, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Pledgors;

WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Pledgor is required to execute and deliver this Agreement; and

WHEREAS, each Pledgor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrowers pursuant to the Credit Agreement, each Pledgor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Additional Pledgors” is defined in Section 7.2(b).

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Pledge Agreement

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Borrowers” is defined in the first recital.

“Credit Agreement” is defined in the first recital.

“Collateral” is defined in Section 2.1.

“Company” is defined in the preamble.

“Distributions” means all Equity Interest dividends, other dividends, including liquidating dividends, Equity Interests resulting from (or in connection with the exercise of) splits, reclassifications, warrants, options, non-cash dividends and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral, but shall not include Dividends.

“Dividends” means cash dividends and cash distributions with respect to any Pledged Equity Interests made in the ordinary course of business and not as a liquidating dividend.

“Equity Interests” means, with respect to any Person, all shares, interests, participations or other equivalents (however, designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary of a Pledgor, the pledge of all of whose Equity Interests as Collateral may result in material adverse tax consequences to such Pledgor; provided, however, that for purposes of this definition the term “Foreign Subsidiary” shall not include any Subsidiary (i) which is properly treated as a partnership or branch of such Pledgor or a Domestic Subsidiary of such Pledgor for United States federal income tax purposes and (ii) the pledge of any part of whose Equity Interests as Collateral could not reasonably be expected to result in material adverse tax consequences to such Pledgor.

“Indemnitee” is defined in Section 6.5.

“Intercompany Note” means each intercompany promissory note among the Consolidated Parties required under Section 7.03 of the Credit Agreement to be pledged to the Administrative Agent, each of which shall be in substantially the form attached hereto to as Exhibit A.

“LLC Agreement” means the limited liability company agreement, operating agreement and other organizational document of a Securities Issuer which is a limited liability company, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

Pledge Agreement

“Noticed Event of Default” shall mean (a) an Event of Default with respect to the Company under Section 8.01(f) of the Credit Agreement and (b) any other Event of Default in respect of which the Administrative Agent has given the Company notice that such Event of Default constitutes a “Noticed Event of Default.”

“Partnership Agreement” means the partnership agreement and other organizational document of a Securities Issuer which is a partnership, as the same way be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Equity Interests” means all Pledged Shares, Pledged Partnership Interests and Pledged Membership Interests.

“Pledged Membership Interests” is defined in Section 2.1(c).

“Pledged Notes” is defined in Section 2.1(a). The form of the original Pledged Notes hereunder is attached as Exhibit A hereto.

“Pledged Partnership Interests” is defined in Section 2.1(c).

“Pledged Shares” is defined in Section 2.1(b).

“Pledgor” and “Pledgors” is defined in the preamble.

“Proceeds” is defined in the Security Agreement.

“Secured Obligations” is defined in the Security Agreement.

“Securities Act” is defined in Section 6.2.

“Securities Issuer” means any Person listed on Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b) hereto) that has issued or may issue a Pledged Equity Interest or a Pledged Note.

“Termination Date” is defined in the Security Agreement.

1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.3 UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings.

1.4 Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Agreement.

Pledge Agreement

ARTICLE II

PLEDGE

2.1 Grant of Security Interest. As security for the prompt and complete payment and performance when due of all its Obligations, each Pledgor hereby grants, pledges and collaterally assigns to the Administrative Agent for the ratable benefit of each Secured Party, and hereby creates a continuing security interest, in favor of the Administrative Agent for the ratable benefit of each Secured Party, in all of its right, title and interest in and to the following property of such Pledgor, whether now or hereafter existing or acquired (collectively, the “Collateral”):

(a) all promissory notes identified in Item A of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor, including all Intercompany Notes, and all other promissory notes issued from time to time to such Pledgor, as such promissory notes are amended, modified, supplemented, restated or otherwise modified from time to time and together with any promissory note taken in extension or renewal thereof or substitution therefor (such promissory notes being referred to herein as the “Pledged Notes”);

(b) all issued and outstanding shares of capital stock of each Securities Issuer which is a corporation (or similar type of issuer) identified in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional shares of capital stock of any such Securities Issuer from time to time acquired by such Pledgor in any manner (other than voting capital stock in any direct Foreign Subsidiary, in which case, only 65% of the issued and outstanding shares of the voting capital stock in such direct Foreign Subsidiary shall constitute Collateral), and the certificates (if any) representing such shares of capital stock (such shares of capital stock being referred to herein as the “Pledged Shares”);

(c) all Equity Interests of each Securities Issuer which is a limited liability company or partnership identified in Item C or Item D, respectively, of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional Equity Interests of any such Securities Issuer from time to time acquired by such Pledgor in any manner (other than voting Equity Interests in any direct Foreign Subsidiary, in which case, only 65% of the voting Equity Interests in such Foreign Subsidiary shall constitute Collateral), including, in each case, (i) all rights of such Pledgor under the LLC Agreement or Partnership Agreement, as the case may be, of such Securities Issuer, (ii) all rights (but not obligations) of such Pledgor as a member or partner thereof, as the case may be, and all rights to receive Dividends and Distributions from time to time received, receivable, or otherwise distributed thereunder, (iii) all claims of such Pledgor for damages arising out of or for breach of or default under such LLC Agreement or Partnership Agreement, (iv) the right of such Pledgor to terminate such LLC Agreement or Partnership Agreement, to perform and exercise consensual or voting rights thereunder, and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of such Pledgor, whether as a member or partner thereof, as the case may be, or otherwise, to all property and assets of such Securities Issuer

Pledge Agreement

(whether real property, inventory, equipment, accounts, general intangibles, securities, instruments, chattel paper, documents, choses in action, financial assets, or otherwise) and (vi) all certificates or instruments evidencing such Equity Interests (such Equity Interests being referred to herein, in the case of membership interests, as the “Pledged Membership Interests” and, in the case of partnership interests, as the “Pledged Partnership Interests”);

(d) all Dividends, Distributions, principal, interest, and other payments and rights with respect to any of the items listed in clauses (a), (b), and (c) above; and

(e) all Proceeds of any and all of the foregoing Collateral.

It is the intent of the parties hereto that the pledge of the equity interest in Braden Manufacturing, L.L.C., Deltak, L.L.C. and Deltak BV (each a “Disregarded Entity”), together with the pledge by any Disregarded Entity of stock of a Foreign Subsidiary, not constitute a pledge of, in the aggregate, more than 65% of the stock of such Foreign Subsidiary.

2.2 Security for Secured Obligations. The Collateral of each Pledgor under this Agreement secures the prompt payment in full of all Secured Obligations of such Pledgor under the Loan Documents.

2.3 Delivery of Collateral. All certificates or instruments representing or evidencing any Collateral, including all Pledged Equity Interests and all Pledged Notes, shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

2.4 Dividends on Pledged Equity Interests and Payments on Pledged Notes. In the event that any Dividend is permitted to be paid on any Pledged Equity Interest or any payment of principal or interest or other amount is permitted to be made on any Pledged Note at a time when no Noticed Event of Default has occurred and is continuing, such Dividend or payment may be paid directly to the applicable Pledgor. If any Noticed Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Administrative Agent.

2.5 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Pledgor and its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Commitment or Loan held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Agreement) or otherwise, subject,

Pledge Agreement

however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 1.06 and Article IX of the Credit Agreement.

2.6 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Pledgor hereunder, shall be, absolute and unconditional, irrespective of any of the following conditions, occurrences or events:

(a) any lack of validity or enforceability of any Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Loan Party, any other Pledgor or any other Person under the provisions of any Loan Document, or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Pledgor or otherwise;

(d) any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

(g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party, any other Pledgor or otherwise.

2.7 Pledgors Remain Liable. Anything herein to the contrary notwithstanding (a) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any contracts or agreements included in the Collateral and (b) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Pledge Agreement

2.8 Subrogation. Until the Termination Date, no Pledgor shall exercise any claim or other rights which it may now or hereafter acquire against any other Pledgor that arises from the existence, payment, performance or enforcement of such Pledgor’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Pledgor or any Collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Pledgor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Pledgor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Pledgor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

2.9 Release; Termination. (a) Upon any sale, transfer or other disposition of any item of Collateral of any Pledgor in accordance with Section 7.05 of the Credit Agreement or to the extent any item of Collateral is released from the security interest hereunder at the direction of the Required Lenders or all Lenders, as applicable, the Administrative Agent will, at such Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, duly release such item of Collateral from the security interest created hereby and execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such item of Collateral from the pledge, assignment and security interest granted hereby; provided, however, that such Pledgor shall have delivered to the Administrative Agent all necessary release documentation for execution by the Administrative Agent (which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent) and a certificate of such Pledgor to the effect that the transaction is in compliance with the Loan Documents.

(b) Upon the release of any Subsidiary Guarantor from the Subsidiaries Guaranty in accordance with the provisions thereof, such Pledgor (and the Collateral at such time assigned by the respective Pledgor pursuant hereto) shall be released from this Agreement. At any time that the Company or the respective Pledgor desires that a Subsidiary of the Company which has been released from the Subsidiaries Guaranty be released hereunder as provided in the preceding sentence of this Section 2.9(b), it shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Company stating that the release of the respective Pledgor (and its Collateral) is permitted pursuant to this Section 2.9(b).

(c) Upon the Termination Date, this Agreement, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Pledgor. Upon any such termination, the Administrative Agent will, at the applicable Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Pledgor such documents as such Pledgor shall

Pledge Agreement

reasonably request to evidence such termination and deliver to such Pledgor all certificates and Instruments representing or evidencing the Collateral then held by the Administrative Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Pledgor represents and warrants unto each Secured Party, as at the date of each pledge and delivery hereunder (including each pledge and delivery of a Pledged Equity Interest and each pledge and delivery of a Pledged Note) by such Pledgor to the Administrative Agent of any Collateral, as set forth in this Article.

3.1 Ownership; No Liens, etc. (a) Schedule I hereto accurately identifies as of the date hereof and as of each date such Schedule is supplemented pursuant to Section 4.1(b) hereof (i) 100% of the Equity Interests of all Domestic Subsidiaries owned by any Pledgor, (ii) 65% of the voting Equity Interests of all Foreign Subsidiaries, other than Excluded Foreign Subsidiaries, owned by any Pledgor, (iii) 100% of the non-voting Equity Interests of all Foreign Subsidiaries owned by any Pledgor, (iv) all Intercompany Notes held by any Pledgor, and (v) all other promissory notes held by any Pledgor having an original stated principal amount of $1,000,000 or greater.

(b) Such Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, except for Permitted Liens.

3.2 Valid Security Interest. The delivery of such Collateral to the Administrative Agent is effective to create a valid, perfected, first priority security interest in such Collateral and all Proceeds thereof, subject to no other Liens (other than Permitted Liens), securing the payment of the Secured Obligations.

3.3 As to Pledged Shares. In the case of any Pledged Share constituting such Collateral, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute 100% (or, in the case of a Securities Issuer that is a direct Foreign Subsidiary, 65%) of the issued and outstanding voting capital stock and 100% of the non-voting shares of capital stock, in each case owned by such Pledgor in each Securities Issuer thereof. The Pledgors have no Subsidiaries other than those set forth on Schedule 5.08 of the Credit Agreement.

3.4 As to Pledged Membership Interests and Pledged Partnership Interests, etc. (a) In the case of any Pledged Membership Interests and Pledged Partnership Interests constituting a part of the Collateral, all of such Pledged Equity Interests are duly authorized and validly issued, fully paid, and non-assessable, and constitute all of the issued and outstanding Equity Interests held by such Pledgor in the applicable Securities Issuer.

Pledge Agreement

(b) Such Pledgor’s Equity Interest in the applicable Securities Issuer is set forth in Schedule I hereto, as supplemented from time pursuant to Section 4.1(b), and Schedule I, as so supplemented, accurately reflects whether such Equity Interest is in certificated form.

3.5 Authorization, Approval, etc. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either:

(a) for the pledge by such Pledgor of any Collateral pursuant to this Agreement or for the execution, delivery, and performance of this Agreement by such Pledgor; or

(b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, with respect to the Pledged Equity Interests, as may be required in connection with a disposition of such Pledged Equity Interests by Laws affecting the offering and sale of securities generally.

3.6 Loan Documents. Each Pledgor makes each representation and warranty made in the Credit Agreement by the Company or any other Loan Party with respect to such Pledgor as if such representation and warranty were expressly set forth herein.

ARTICLE IV

COVENANTS

Each Pledgor covenants and agrees that, until the Termination Date, such Pledgor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.

4.1 Protect Collateral; Further Assurances, etc. (a) No Pledgor will create or suffer to exist any Lien on the Collateral (except a Permitted Lien). Each Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.

(b) Promptly following (i) any acquisition of any Equity Interests by any Pledgor in any other Person or (ii) the receipt of any Intercompany Note or any other promissory note having an original stated principal amount of $1,000,000 or greater, in each case, after the date hereof which is not described in Schedule I hereto and, in any case, not later than the next date thereafter on which the Company is required to deliver a Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, the Company, on behalf of such Pledgor, shall deliver a supplement to Schedule I hereto which supplement shall accurately describe such Investment. Following receipt by any Pledgor of any promissory note, including any Intercompany Note, or certificate evidencing any such Investment made by any Pledgor in any such Person which has not been delivered by such Pledgor to the Administrative Agent in pledge hereunder, such

Pledge Agreement

Pledgor shall deliver such promissory note or other certificate to the Administrative Agent, indorsed and accompanied by instruments of transfer or assignment as contemplated by Section 2.3 hereof.

(c) Each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

4.2 Powers, Control, etc. (a) Each Pledgor agrees that all certificated Pledged Equity Interests (and all other certificated Equity Interests constituting Collateral) delivered by such Pledgor pursuant to this Agreement will be accompanied by duly executed undated blank powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

(b) With respect to any Pledged Equity Interests in which any Pledgor has any right, title or interest and that constitutes an uncertificated security, such Pledgor will cause the applicable Securities Issuer (A) to acknowledge the security interest of the Administrative Agent in such Pledged Equity Interest granted hereunder, (B) to confirm that such Securities Issuer has marked the company register for such Pledged Equity Interest or other applicable records to reflect such security interest of the Administrative Agent, (C) to confirm to the Administrative Agent that it has not received notice of any other Lien in such Pledged Equity Interest (and has not agreed to accept instructions from any other Person in respect of such Pledged Equity Interest and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest unless consented to in writing by the Administrative Agent) and (D) to agree with such Pledgor and the Administrative Agent that, after the occurrence and during the continuation of an Event of Default, such Securities Issuer will comply with instructions with respect to such Pledged Equity Interest originated by the Administrative Agent without further consent of such Pledgor, such acknowledgement and agreement to be in form and substance reasonably satisfactory to the Administrative Agent.

(c) Each Pledgor which is the Securities Issuer of any Pledged Equity Interests in which any other Pledgor has any right, title, or interest, hereby (i) acknowledges the security interest of the Administrative Agent in such Pledged Equity Interests granted by such other Pledgor hereunder, (ii) confirms that it has not received notice of any other Lien in such Pledged Equity Interests (and has not agreed to accept instructions from any other person in respect of such Pledged Equity Interests and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest unless consented to in writing by the Administrative Agent), and (iii) agrees that following the occurrence and during the continuance of an Event of Default, it will comply with the instructions with respect to such Pledged Equity Interests originated by the Administrative Agent without further consent of such other Pledgor.

Pledge Agreement

(d) Each Pledgor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such powers, instruments, and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence and during the continuance of any Event of Default, promptly transfer any Pledged Equity Interests or other Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

4.3 Continuous Pledge. Subject to Section 2.4, each Pledgor will, at all times prior to the Termination Date, keep pledged to the Administrative Agent pursuant hereto all Pledged Equity Interests and all other Equity Interests constituting Collateral, all Dividends and Distributions with respect thereto, all Pledged Notes, all interest, principal and other proceeds received by the Administrative Agent with respect to the Pledged Notes, and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to such Pledgor in respect of any Collateral.

4.4 Voting Rights; Dividends, etc. Each Pledgor agrees:

(a) after any Noticed Event of Default shall have occurred and be continuing, promptly upon receipt thereof by such Pledgor and upon the request of the Administrative Agent, to deliver (properly indorsed where required hereby or reasonably requested by the Administrative Agent) to the Administrative Agent all Dividends, Distributions, interest, principal, other cash payments, and proceeds of the Collateral, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.4; and

(b) after any Noticed Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Pledgor of the Administrative Agent’s intention to exercise its voting power under this clause:

(i) the Administrative Agent may exercise (to the exclusion of such Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral and such Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Equity Interests and such other Collateral; and

(ii) such Pledgor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by any Pledgor but which such Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by each Pledgor separate and apart from its other property in trust for the Administrative Agent.

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The Administrative Agent agrees that until a Noticed Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b) above, each Pledgor shall have the exclusive voting power with respect to any Equity Interests constituting Collateral and the Administrative Agent shall, upon the written request of each Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by each Pledgor which are necessary to allow such Pledgor to exercise voting power with respect to any such Equity Interests constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken or any action not taken by the Pledgor that would impair any Collateral or be inconsistent with or violate any provision of the Credit Agreement or any other Loan Document (including this Agreement).

ARTICLE V

THE ADMINISTRATIVE AGENT

5.1 Appointment as Attorney-in-Fact. Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuation of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing (and in addition to the powers and rights granted to the Administrative Agent pursuant to Article V of the Security Agreement), each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following after the occurrence and during the continuance of a Noticed Event of Default:

(a) in the name of such Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or in respect of any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under or in respect of any Collateral whenever payable; and

(b) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) receive, collect, sign and indorse any drafts or other instruments, documents and chattel paper in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (vi) settle, compromise or adjust any

Pledge Agreement

such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (vii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.

Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

5.2 Administrative Agent May Perform. If any Pledgor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Pledgor pursuant to Section 6.5.

5.3 Administrative Agent Has No Duty. (a) In addition to, and not in limitation of, Section 2.7, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Each Pledgor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the pledge and security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Pledgor from any of its Secured Obligations.

ARTICLE VI

REMEDIES

6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC and also may, without demand

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of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing) in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent, in compliance with applicable Law, may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by applicable Law, at least ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) The Administrative Agent may:

(i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;

(ii) following the occurrence and during the continuance of a Noticed Event of Default, notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;

(iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) indorse any checks, drafts, or other writings in each Pledgor’s name to allow collection of the Collateral;

(v) take control of any proceeds of the Collateral;

(vi) execute (in the name, place and stead of each Pledgor) indorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and

(vii) enforce compliance with, and take any and all actions with respect to, a LLC Agreement or Partnership Agreement, as the case may be, to the full extent as though the Administrative Agent were the absolute owner of the Pledged Membership Interests, Pledged Partnership Interests and other Collateral, including the right to receive all distributions and other

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payments that are made pursuant to such LLC Agreement or Partnership Agreement, as the case may be.

The Administrative Agent shall give the Pledgors at least ten (10) days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or time within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchase or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, the Administrative Agent (for the Secured Parties) may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and the Administrative Agent (for such Secured Party) may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor.

6.2 Compliance with Restrictions. Each Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Pledgor further agrees that such compliance shall not result in such sale being

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considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to any Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

6.3 Application of Proceeds. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 6.2 of the Security Agreement and Section 6.5 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full in cash of all the Secured Obligations and the termination of this Agreement as provided in Section 2.9(b) hereof, shall be promptly paid over to the applicable Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

6.4 Indemnity and Expenses. Each Pledgor agrees to jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Person (each such Person being called an “Indemnitee”) against, and hold each such Indemnitee harmless from, any and all losses, claims, damages, liabilities or related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or other Loan Party arising out of, in connection with, this Agreement and the other Loan Documents (including enforcement of this Agreement and the other Loan Documents); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Pledgor will, upon written demand, pay to the Administrative Agent the amount of any and all reasonable expenses, including its reasonable counsel fees, charges and disbursements, and the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur, subject to the foregoing limitations, in connection with the following:

(a) the administration of this Agreement and the other Loan Documents;

(b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent hereunder or of any Secured Party; or

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(d) the failure by any Pledgor to perform or observe any of the provisions hereof.

6.5 Waivers. Each Pledgor hereby waives any right, to the extent permitted by applicable Law, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Pledgor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the Collateral. Each Pledgor also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including, the taking of possession of any Collateral, all to the extent that such waiver is permitted by applicable Laws. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Pledgor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Loan Document. (a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(b) Concurrently herewith, each Pledgor is executing and delivering the Security Agreement pursuant to which such Pledgor is granting a security interest to the Administrative Agent in all of the properties and assets of such Pledgor (other than the Collateral hereunder). Such security interests shall be governed by the terms of the Security Agreement and not by this Agreement to the extent inconsistent with this Agreement.

7.2 Amendments, etc.; Additional Pledgors; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders or all Lenders as required under the Credit Agreement and, with respect to any such amendment, by the Pledgors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement, (i) such Person shall be referred to as an “Additional Pledgor” and shall be and become a Pledgor, and each reference in this Agreement to “Pledgor” shall also mean and be a reference to such Additional Pledgor and (ii) the attachment supplement attached to each Joinder Agreement

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shall be incorporated into and become a part of and supplement Schedule I hereto, and the Administrative Agent may attach such attachment supplements to Schedule I, and each reference to Schedule I shall mean and be a reference to Schedule I, as supplemented pursuant hereto.

(c) Upon delivery by the Company of each certificate of a Responsible Officer certifying a supplement to Schedule I pursuant to Section 4.1(b), the schedule supplement attached to each such certificate shall be incorporated into and become part of and supplement Schedule I hereto, and the Administrative Agent may attach such schedule supplement to such Schedule and each reference to such Schedule shall mean and be a reference to such Schedule, as supplemented pursuant hereto.

(d) This Agreement shall be binding upon each Pledgor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Pledgor may assign its obligations hereunder without the prior written consent of the Administrative Agent (with the consent of the Required Lenders or all the Lenders, as applicable).

7.3 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to either party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Pledgor other than the Company being delivered to such Pledgor in care of the Company). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

7.4 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

7.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.6 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7.7 Governing Law, etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR

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PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED, THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PLEDGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.9 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be duly executed and delivered by its respective officer thereunto duly authorized as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	Chief Financial Officer and V.P. of Finance

DELTAK, L.L.C., a Delaware limited liability company

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN MANUFACTURING, L.L.C., a Delaware limited liability company

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN CONSTRUCTION SERVICES, INC., a Delaware corporation

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

Pledge Agreement Supplement

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

Pledge Agreement Supplement

EXHIBIT I

FORM OF OPINION

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Form of Opinion

EXHIBIT J

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of October 1, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), and each of the Domestic Subsidiaries of the Company signatory to the signature pages hereto (such signatories, together with the Additional Grantors (as defined in Section 7.2(b)) and the Company are collectively referred to as the “Grantors” and individually as a “Grantor”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each Secured Party (as defined in the Credit Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof, among the Company, certain Subsidiaries of the Company, as borrowers (together with the Company, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, US Bank National Association, as Syndication Agent, Bank of Oklahoma, N.A., as Managing Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Grantors;

WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Grantor is required to execute and deliver this Agreement; and

WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Borrowers pursuant to the Credit Agreement, each Grantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Account” means a right to payment of a monetary obligation, whether or not earned by performance (and shall include invoices, contracts, rights, accounts receivable, notes, refunds, indemnities, interest, late charges, fees, undertakings, and all other obligations and amounts owing to any Grantor from any Person):

(a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of;

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Security Agreement

(b) for services rendered or to be rendered;

(c) for a policy of insurance issued or to be issued;

(d) for a secondary obligation incurred or to be incurred;

(e) for energy provided or to be provided;

(f) for the use or hire of a vessel under a charter or other contract;

(g) arising out of the use of a credit or charge card or information contained on or for use with the card; or

(h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a State, or Person licensed or authorized to operate the game by a State or governmental unit of a State.

“Account Control Agreement” means an account control agreement in substantially the form of Exhibit A-1 or A-2 hereto, as applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, entered into among a Grantor, the Administrative Agent and the bank or Securities Intermediary where a Deposit Account or Securities Account, respectively, of such Grantor is maintained, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Additional Grantors” is defined in Section 7.2(b).

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Authenticate” means:

(a) to sign; or

(b) to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a record.

“Borrowers” is defined in the first recital.

Security Agreement

“Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Collateral” is defined in Section 2.1.

“Collateral Account” means, for each Grantor or all Grantors collectively, a deposit account in the name of the Administrative Agent and subject to the sole dominion and control of the Administrative Agent.

“Commercial Tort Claim” means a claim arising in tort with respect to which:

(a) the claimant is an organization; or

(b) the claimant is an individual and the claim:

(i) arose in the course of the claimant’s business or profession; and

(ii) does not include damages arising out of personal injury to or the death of an individual.

“Commodity Account” means an account maintained by a Commodity Intermediary in which a Commodity Contract is carried out for a Commodity Customer.

“Commodity Contract” means a commodity futures contract, an option on a commodity futures contract, a commodity option or any other contract that, in each case, is

(a) traded on or subject to the rules of a board of trade that has been designated as a contract market for such a contract pursuant to the federal commodities laws, or

(b) traded on a foreign commodity board of trade, exchange or market, and is carried on the books of a Commodity Intermediary for a Commodity Customer.

“Commodity Customer” means a Person for whom a Commodity Intermediary carries a Commodity Contract on its books.

“Commodity Intermediary” means:

(a) a Person who is registered as a futures commission merchant under the federal commodities laws; or

(b) a Person who in the ordinary course of its business provides clearance or settlement services for a board of trade that has been designated as a contract market pursuant to federal commodities laws.

“Company” is defined in the preamble.

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“Computer Hardware and Software Collateral” means:

(a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;

(b) all software programs (including both source code, object code and all related applications and data files), whether now owned or hereafter acquired by each Grantor, designed for use on the computers and electronic data processing hardware described in clause (a) above;

(c) all licenses and leases of software programs;

(d) all firmware associated therewith;

(e) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (d); and

(f) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions, modifications or model conversions of any of the foregoing.

“Control” means the act or condition of gaining or maintaining control of collateral by any appropriate method under the UCC.

“Copyright Collateral” means:

(a) all copyrights of each Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of such Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item A of Schedule IV attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15), and all applications for registration thereof, whether pending or in preparation;

(b) all copyright licenses, including each copyright license referred to in Item B of Schedule IV attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15); and

(c) the right to sue for past, present and future infringements of any thereof, all rights corresponding thereto throughout the world, all extensions and renewals of any thereof

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and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” is defined in the first recital.

“Deposit Account” means a demand, time, savings, passbook, or similar account other than payroll disbursement accounts (including all bank accounts, collection accounts and concentration accounts, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts) maintained with a bank.

“Documents” means a document of title or a receipt of the type described in Section 7-201(2) of the UCC.

“Electronic Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.

“Entitlement Holder” means a Person identified in the records of a Securities Intermediary as the Person having a Security Entitlement against the Securities Intermediary. If a person acquires a Security Entitlement by virtue of Section 8-501(b)(2) or (3) of the UCC, such person is the Entitlement Holder.

“Equipment” means all machinery, equipment in all its forms, wherever located, including all computers, furniture and furnishings, all other property similar to the foregoing (including tools, parts, rolling stock and supplies of every kind and description), components, parts and accessories installed thereon or affixed thereto and all parts thereof, and all Fixtures and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor.

“Financial Asset,” except as otherwise provided in Section 8-103 of the UCC, means:

(a) a Security;

(b) an obligation of a Person or a share, participation or other interest in a Person or in property or an enterprise of a Person, which is, or is of a type, dealt with in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or

(c) any property that is held by a Securities Intermediary for another person in a Securities Account if the Securities Intermediary has expressly agreed with the other Person that the property is to be treated as a Financial Asset under Article 8 of the UCC. As the context requires, the term Financial Asset shall mean either the interest itself or the means by which a Person’s claim to it is evidenced, including a certificated or uncertificated Security, a certificate representing a Security or a Security Entitlement.

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“Fixtures” means all items of Goods, whether now owned or hereafter acquired, of any Grantor that have become so related to particular real property that an interest in them arises under any real property law applicable thereto.

“General Intangible” means any personal property, including things in action, Payment Intangibles and software, other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter-of-Credit Rights, letters of credit, money, and oil, gas, or other minerals before extraction.

“Goods” means all things that are movable when a security interest attaches, including computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that is customarily considered part of the goods, or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods.

“Grantor” and “Grantors” are defined in the preamble.

“Health-Care-Insurance Receivable” means an interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for health-care goods or services provided.

“Indemnitee” is defined in Section 6.2.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

“Intellectual Property Security Agreement” means a memorandum agreement with respect to the security interest granted by any Grantor pursuant to this Agreement in the Copyright Collateral, Patent Collateral or Trademark Collateral of such Grantor which is registered under the federal Laws of the United States of America which agreement shall be in the form of Exhibit B hereto and otherwise in form for filing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, from such Grantor, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified form time to time.

“Instrument” means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Inventory” means Goods, other than farm products, which:

(a) are leased by a Person as lessor;

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(b) are held by a Person for sale or lease or to be furnished under a contract of service;

(c) are furnished by a Person under a contract of service; or

(d) consist of raw materials, work in process, or materials used or consumed in a business,

and includes, without limitation, (i) finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any of the foregoing; (ii) all goods which are returned to or repossessed by any Grantor; and (iii) all accessions thereto, products thereof and documents therefor.

“Investment Property” means all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Financial Assets, Commodity Contracts and Commodity Accounts of each Grantor; provided, however, that Investment Property shall not include any certificated Securities constituting Collateral (as defined in the Pledge Agreement).

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but excludes the right of a beneficiary to demand payment or performance under a letter of credit.

“Material Contract Collateral” means, with respect to each Grantor, all Material Contracts to which such Grantor is now or may hereafter become a party and all Accounts thereunder, including (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Material Contracts, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Material Contracts, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Material Contracts and (iv) the right of such Grantor to terminate the Material Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“Noticed Event of Default” shall mean (i) an Event of Default with respect to the Company under Section 8.01(f) of the Credit Agreement and (ii) any other Event of Default in respect of which the Administrative Agent has given the Company notice that such Event of Default constitutes a “Noticed Event of Default.”

“Patent Collateral” means:

(a) all letters patent and applications for letters patent throughout the world (including all patent applications in preparation for filing anywhere in the world), including each patent and patent application referred to in Item A of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15);

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(b) all patent licenses, including each patent license referred to in Item B of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15);

(c) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clauses (a) and (b) above; and

(d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15), and for breach or enforcement of any patent license, including any patent license referred to in Item B of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15), and all rights corresponding thereto throughout the world.

“Payment Intangible” means a general intangible under which the account debtor’s principal obligation is a monetary obligation.

“Pledge Agreement” is defined in the Credit Agreement.

“Proceeds” means the following property:

(a) whatever is acquired upon the sale, lease, license, exchange, or other disposition of the Collateral;

(b) whatever is collected on, or distributed on account of, the Collateral;

(c) rights arising out of the Collateral; and

(d) to the extent of the value of the Collateral and to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Collateral.

“Receivables Collateral” means, collectively, Accounts, Health-Care-Insurance Receivables, Documents, Instruments and Chattel Paper.

“Secured Obligations” is defined in Section 2.2.

“Secured Party” is defined in the preamble.

“Securities” means, except as otherwise provided in Section 8-103 of the UCC, any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer which

(a) are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;

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(b) are one of a class or series or by its terms is divisible into a class or series of shares, participations, interests or obligations; and

(c) (i) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (ii) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the UCC.

“Securities Account” shall mean an account to which a Financial Asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise rights that comprise the Financial Asset.

“Security Entitlements” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset.

“Security Intermediary” means:

(a) a clearing corporation; or

(b) a Person, including a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

“Supporting Obligation” means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, without limitation, all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents, General Intangible, Instruments or Investment Property, including Goods represented by the sale or lease of delivery which gave rise to any of the foregoing, returned or repossessed merchandise and rights of stoppage in transit, replevin, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party.

“Tangible Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.

“Termination Date” means the date on which all of the following events have occurred:

(a) the Secured Obligations (other than the indemnities described herein and in Section 10.04 of the Credit Agreement and any other indemnities set forth in any other Loan Document, in each case which are not then due and payable) are paid in full in cash;

(b) the Availability Period shall have terminated or expired without reinstatement; and

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(c) all Letters of Credit shall have terminated or expired or been Cash Collateralized or otherwise provided for in a manner reasonably acceptable to the L/C Issuer and all Secured Swap Contracts to which a Swap Bank is a party shall have terminated or expired without reinstatement (or such Swap Bank shall have agreed in writing that the obligations under such Swap Contract are no longer secured under any Collateral Document).

“Trademark Collateral” means:

(a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15);

(b) all Trademark licenses, including each Trademark license referred to in Item B of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15);

(c) all reissues, extensions or renewals of any of the items described in clauses (a) and (b) above;

(d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b) above; and

(e) all proceeds of, and rights associated with, the foregoing, including any claim by each Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item B of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15), or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

“Trade Secrets Collateral” means common law and statutory trade secrets and all other confidential or proprietary information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form (including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses), including each Trade Secret license referred to in Schedule V attached hereto, and including the right to sue for and to enjoin and to collect

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damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” is defined in the Credit Agreement.

1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.3 UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Agreement, including its preamble and recitals, with such meanings.

1.4 Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

SECURITY INTEREST

2.1 Grant of Security. As security for the prompt and complete payment, performance and observance of all Secured Obligations, each Grantor hereby collaterally assigns and pledges to the Administrative Agent for the ratable benefit of each of the Secured Parties, and hereby grants to the Administrative Agent for the ratable benefit of each of the Secured Parties a security interest in, all of its right, title and interest in and to the following, whether now or hereafter existing or acquired (collectively, the “Collateral”):

(a) all Equipment of such Grantor;

(b) all Inventory of such Grantor;

(c) all Receivables Collateral of such Grantor;

(d) to the extent not included under clause (c) above, all Material Contract Collateral of such Grantor to the extent granting such security interest therein would not cause a material default under any Material Contract giving rise to such Material Contract Collateral;

(e) all General Intangibles of such Grantor;

(f) all Supporting Obligations of such Grantor;

(g) all Intellectual Property Collateral of such Grantor;

(h) all Investment Property, including all Securities Accounts, of such Grantor;

(i) all Deposit Accounts of such Grantor;

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(j) all Commercial Tort Claims of such Grantor described in Part E of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15 or otherwise);

(k) all other Goods of such Grantor;

(l) all of such Grantor’s books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1; and

(m) all Proceeds of any and all of the foregoing Collateral.

provided that, no Grantor shall be required to collaterally assign, grant or pledge hereunder any voting Equity Interest of any Excluded Foreign Subsidiary (as defined in the Pledge Agreement) which is excluded, pursuant to either Sections 2.1(b) or (c) of the Pledge Agreement, from the pledge pursuant to the Pledge Agreement.

2.2 Security for Secured Obligations. The Collateral of each Grantor under this Agreement secures the prompt and complete payment, performance and observance of all Obligations of such Grantor under the Loan Documents (including such Grantor’s Obligations in respect of any Secured Swap Contract), whether for principal, interest, costs, fees, expenses, indemnities or otherwise and whether now or hereafter existing (all of such obligations being the “Secured Obligations”).

2.3 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Commitment or Loan held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 10.06 and Article IX of the Credit Agreement.

2.4 Grantors Remain Liable. Anything herein to the contrary notwithstanding

(a) each Grantor shall remain liable under the contracts and agreements included in the Collateral (including the Material Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed,

(b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and

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(c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

2.5 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:

(a) any lack of validity or enforceability of any Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Borrower, any other Grantor or any other Person under the provisions of any Loan Document or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any other obligor or otherwise;

(d) any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or

(g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrowers, any other Grantor or otherwise.

2.6 Waiver of Subrogation. Until the Termination Date, no Grantor shall exercise any claim or other rights which it may now or hereafter acquire against any other Grantor that arises from the existence, payment, performance or enforcement of such Grantor’s Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Grantor or any Collateral which the Administrative Agent now has or hereafter acquires, whether or not such

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claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Grantor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.

2.7 Release; Termination.

(a) Upon any sale, transfer or other disposition of any item of Collateral of any Grantor in accordance with Section 7.05 of the Credit Agreement or to the extent any item of Collateral is released from the assignment and security interest hereunder at the direction of the Required Lenders or all Lenders, as applicable, the Administrative Agent will, at such Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, duly release such item of Collateral from the security interest created hereby and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the collateral assignment and security interest granted hereby; provided, however, that such Grantor shall have delivered to the Administrative Agent all necessary release documentation for execution by the Administrative Agent (which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent) and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.

(b) Upon the release of any Subsidiary Guarantor from the Subsidiary Guaranty in accordance with the provisions thereof, such Grantor (and the Collateral at such time assigned by the respective Grantor pursuant hereto) shall be released from this Agreement. At any time that the Company or the respective Grantor desires that a Subsidiary of the Company which has been released from the Subsidiary Guaranty be released hereunder as provided in the preceding sentence of this Section 2.7(b), it shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Company stating that the release of the respective Grantor (and its Collateral) is permitted pursuant to this Section 2.7(b).

(c) Upon the Termination Date, this Agreement and the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination and deliver to such Grantor all Instruments, Tangible Chattel Paper and negotiable documents representing or evidencing the Collateral then held by the Administrative Agent.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants unto each Secured Party as set forth in this Article.

3.1 Scheduled Information. Set forth in the Schedules to this Agreement is the following information for each Grantor, all of which is accurate and complete as of the Closing Date and as of each date on which such Schedules are supplemented pursuant to Section 4.15 hereof:

(a) Location of Grantors. Item A of Schedule I hereto identifies for such Grantor (i) the state in which it is organized, (ii) the relevant organizational identification number (or states that one does not exist), and (iii) the principal place of business and chief executive office of such Grantor.

(b) Equipment and Inventory Locations. Except as disclosed in Item C of Schedule I hereto and except for Equipment and Inventory with an aggregate value not in excess of $1,000,000 that is in transit within the United States or Equipment that is located with subcontractors outside the United States in the ordinary course of business, as of the Closing Date, all of the Equipment and Inventory of such Grantor are located at the places specified in Item B of Schedule I hereto.

(c) Warehouses; etc. Except as disclosed in Item C of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15 hereof), none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor or subject to the Control of any Person in the United States, other than the Administrative Agent, such Grantor or another Grantor.

(d) Trade Names. Except as set forth in Item D of Schedule I hereto, in the five years preceding the Closing Date such Grantor has no trade names and has not been known by any legal name different from the one set forth on the signature page hereto.

(e) Commercial Torts Claims. Item E of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15 hereof), describes all Commercial Tort Claims owned by each Grantor as of the date hereof and as of the date of each supplement to such Schedule delivered pursuant to Section 4.15 hereof.

(f) Government Contracts. Except as notified by such Grantor to the Administrative Agent in writing, such Grantor is not a party to any one or more Federal, state or local government contracts.

(g) Deposit Accounts; Securities Accounts. Schedule VI hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.15 hereof) accurately identifies each Deposit Account and each Securities Account of each Grantor as of the date hereof and as of the date of each supplement to such Schedule delivered pursuant to Section 4.15 hereof.

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3.2 Negotiable Documents, Instruments, Chattel Paper and Material Contracts. Such Grantor has delivered to the Administrative Agent possession of all originals of all negotiable documents, Instruments and Tangible Chattel Paper, in each case in excess of $1,000,000, currently owned or held by such Grantor (duly endorsed in blank, if requested by the Administrative Agent).

3.3 Intellectual Property Collateral. (a) With respect to any Intellectual Property Collateral that is material to the operations of any Grantor:

(i) such Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and is valid and enforceable;

(ii) such Grantor has made all necessary filings and recordations to protect its interest in its registered Intellectual Property Collateral, including recordations of (x) all of its registered Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office, (y) all its claims to the Copyright Collateral in the United States Copyright Office and (z) claims in corresponding offices throughout the world, except in the case of the clause (z), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iii) in the case of any such Intellectual Property Collateral that is owned by such Grantor, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral and, to such Grantor’s knowledge, no claim has been made that the use of such Intellectual Property Collateral does or may violate the asserted rights of any third party;

(iv) in the case of any such Intellectual Property Collateral that is licensed by such Grantor, such Grantor is in compliance with all the material terms of such license; and

(v) such Grantor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of such Intellectual Property Collateral in full force and effect throughout the world, as applicable except with respect to such Intellectual Property Collateral deemed by such Grantor, in its reasonable business judgment, to be of no material value to its business after consideration of the cost of such maintenance.

(b) Such Grantor owns directly or is entitled to use by license or otherwise, all patents, Trademarks, Trade Secrets, copyrights, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in or necessary for the conduct of such Grantor’s business.

3.4 Loan Documents Representations. Each Grantor makes each representation and warranty made in the Credit Agreement by the Company or any other Loan Party with respect to such Grantor as if such representation and warranty were expressly set forth herein.

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ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, such Grantor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.

4.1 As to Collateral Generally; Loan Documents Covenants.

(a) At any time following the occurrence and during the continuance of any Event of Default and the commencement of any actions of the type described in Section 8.02(a) or (b) of the Credit Agreement, the Administrative Agent may notify or request the Grantors notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and that the Administrative Agent may enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent is authorized to endorse, in the name of each Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

(c) Each Grantor makes each covenant or agreement set forth in Articles VI and VII of the Credit Agreement and in each of the other Loan Documents made by the Company or any other Loan Party with respect to such Grantor as if such covenants or agreements were expressly set forth herein.

4.2 Insurance. Each Grantor will maintain or cause to be maintained insurance as provided in Section 6.07 of the Credit Agreement. Proceeds of insurance maintained by each Grantor so covering the Collateral shall be applied to the payment of the Secured Obligations only under the circumstances provided for in the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or Administrative Agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section

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including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

4.3 Transfers and Other Liens. No Grantor shall:

(a) sell, assign (by operation of Law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by the Credit Agreement; or

(b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest created by this Agreement and except for Permitted Liens.

4.4 Inspections and Verification. The Administrative Agent shall have the inspection rights set forth in Section 6.10 of the Credit Agreement.

4.5 As to Equipment and Inventory. Each Grantor hereby agrees that it shall

(a) Take all action, if any, necessary to maintain in accordance with the terms hereof the Administrative Agent’s perfected first priority security interest (including any action requested pursuant to Section 4.6) with respect to the Equipment and Inventory; and

(b) cause the Equipment to be maintained, preserved and protected in accordance with Section 6.06 of the Credit Agreement.

4.6 Bailees, Warehouses and Leased Premises. If any Collateral of any Grantor with an aggregate value in excess of $1,000,000 (or, with respect to all Grantors and all locations collectively, $5,000,000) shall at any time be in the possession or control of any warehouseman, bailee or any of any Grantor’s agents or processors located in the United States, such Grantor shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall within ninety (90) days of such request either (a) cause such Person having possession or control over such Collateral to deliver such waiver agreements, warehouse receipts or other lien waivers reasonably satisfactory to the Administrative Agent or (b) relocate such Collateral to another location reasonably acceptable to the Administrative Agent.

4.7 As to Accounts, Chattel Paper, Documents and Instruments.

(a) No Grantor shall change its name or jurisdiction of organization (whether pursuant to a transaction permitted pursuant to Section 7.04 of the Credit Agreement or otherwise) unless the Company or such Grantor has given at least 30 days’ prior written notice to the Administrative Agent, and all actions necessary to maintain the Administrative Agent’s perfected first priority security interest shall have been taken with respect to the Collateral of such Grantor.

(b) Following the occurrence and during the continuance of any Event of Default, upon written notice by the Administrative Agent to any Grantor, all Proceeds of

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Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit to the Collateral Account for such Grantor, and such Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent. No funds, other than Proceeds of Collateral of a Grantor, will be deposited in the Collateral Account for such Grantor.

(c) The Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or payable upon demand, or to the payment of any Secured Obligations at any time that any Event of Default shall exist. Subject to the rights of the Administrative Agent, the Company on behalf of each Grantor shall have the right on each Business Day that no Event of Default has occurred and is continuing, with respect to and to the extent of collected funds in the Collateral Account, to require the Administrative Agent to purchase any Cash Equivalents with such funds, provided that, in the case of certificated Securities, the Administrative Agent will retain possession thereof as Collateral and, in the case of other Investment Property, the Administrative Agent will take such actions, including registration of such Investment Property in its name, as it shall determine is necessary to perfect its security interest therein. The Administrative Agent may at any time and shall promptly following any Grantor’s request therefor, so long as no Event of Default has occurred and is continuing, transfer to such Grantor’s general demand deposit account at the Administrative Agent or its bank (if not the Administrative Agent) any or all of the collected funds in the Collateral Account; provided, however, that any such transfer shall not be deemed to be a waiver or modification of any of the Administrative Agent’s rights under this Section.

(d) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Receivables Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made which such Grantor determines to be appropriate in its reasonable business judgment.

4.8 As to Intellectual Property Collateral.

(a) No Grantor shall, unless such Grantor shall either (i) reasonably and in good faith determine that any of the Patent Collateral is of negligible economic value to such Grantor or (ii) have a valid business purpose (exercised in the ordinary course of business) to do otherwise, do any act, or omit to do any act, whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable.

(b) No Grantor shall, and no Grantor shall permit any of its licensees to, unless such Grantor shall either (i) reasonably and in good faith determine that any of the Trademark Collateral is of negligible economic value to such Grantor or (ii) have a valid business purpose (exercised in the ordinary course of business) to do otherwise,

(A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use;

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(B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral;

(C) fail to employ all of the Trademark Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration; or

(D) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable.

(c) No Grantor shall, unless such Grantor shall either reasonably and in good faith determine that any of the Copyright Collateral or any of the Trade Secrets Collateral is of negligible economic value to such Grantor or have a valid business purpose (exercised in the ordinary course of business) to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof.

(d) Each Grantor shall notify the Administrative Agent immediately if it knows that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same.

(e) Upon the filing of an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, the Company or applicable Grantor will promptly inform the Administrative Agent in writing of such filing and, upon request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(f) Each Grantor shall take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of

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applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a), (b) and (c)).

4.9 [Intentionally omitted.]

4.10 Chattel Paper. Upon request of the Administrative Agent, each Grantor will deliver to the Administrative Agent all Tangible Chattel Paper in excess of $1,000,000 duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent. Upon request of the Administrative Agent, each Grantor will provide the Administrative Agent with Control of all Electronic Chattel Paper in excess of $1,000,000, by having the Administrative Agent identified as the assignee of the records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC. Each Grantor will also deliver to the Administrative Agent all security agreements securing any Chattel Paper and execute UCC financing statement amendments assigning to the Administrative Agent any UCC financing statements filed by such Grantor in connection with such security agreements. Each Grantor will mark conspicuously all Chattel Paper with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the Liens created hereunder.

4.11 Letters of Credit. Upon request of the Administrative Agent, each Grantor will deliver to the Administrative Agent all Letters of Credit with a stated amount in excess of $1,000,000 in which it is the beneficiary thereof, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. Each Grantor will take any and all actions necessary (or reasonably requested by the Administrative Agent), from time to time, to cause the Administrative Agent to obtain exclusive Control of any Letter-of-Credit Rights owned by such Grantor in a manner reasonably acceptable to the Administrative Agent.

4.12 Commercial Tort Claims. Each Grantor shall advise the Administrative Agent promptly upon such Grantor becoming aware, after the date hereof, that it owns any additional Commercial Tort Claims in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonable estimated value thereof) in excess of $1,000,000. Upon request of the Administrative Agent, such Grantor will execute and deliver such documents as the Administrative Agent deems necessary to describe, create, perfect and protect the Administrative Agent’s first priority security interest in such Commercial Tort Claim.

4.13 Bank Accounts; Securities Accounts. Each Grantor shall enter into an Account Control Agreement with each financial institution with which such Grantor maintains from time to time any Deposit Account or any Securities Account, or, if such Account Control Agreement cannot be obtained using commercially reasonable efforts, relocate such Deposit Account or Securities Account to another financial institution party to an Account Control Agreement within 60 days of the date of such notice. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, a continuing security interest in

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all such Deposit Accounts and Securities Accounts and all funds and Investment Property at any time paid, deposited, credited or held in such Deposit Accounts and Securities Accounts (whether for collection, provisionally or otherwise) or otherwise in the possession of such financial institutions, and each such financial institution shall act as the Administrative Agent’s agent in connection therewith.

4.14 Further Assurances, etc. (a) Each Grantor agrees that, from time to time at its own expense, such Grantor will promptly execute and deliver all further documents, financing statements, agreements and instruments, and take all such further action, which may be required under applicable Law, or which the Administrative Agent or Required Lenders may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will take each of the following actions:

(i) if any Account shall be evidenced by a promissory note or other instrument or negotiable document, deliver and pledge to the Administrative Agent hereunder such promissory note, instrument or negotiable document duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;

(ii) execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices (including (i) any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof and (ii) any Intellectual Property Security Agreement under the Laws of any applicable jurisdiction), as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;

(iii) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail;

(iv) take all actions that the Administrative Agent reasonably deems necessary to enforce collection of the Receivables Collateral;

(v) if requested by the Administrative Agent, each Grantor which owns or leases Equipment which is subject to a certificate of title statute that requires notation of a lien thereon to perfect a security interest therein shall deliver to the Administrative Agent all original certificates of title for such Equipment, shall take all necessary steps to cause the Administrative Agent’s security interest be perfected in accordance with such statute and deliver to the Administrative Agent a schedule in reasonable detail describing such Equipment, registration number, license number and all other information required to comply with such statute; provided, however, that until the Administrative Agent makes such a request under this

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clause, the parties hereto acknowledge that the security interest of the Administrative Agent in such Collateral has not been perfected and all the representations and warranties, covenants and Events of Default contained herein and in the other Loan Documents which would otherwise be violated shall be deemed modified to reflect the foregoing and not be violated;

(vi) if requested by the Administrative Agent, cause each bank or Securities Intermediary with which any Grantor maintains a Deposit Account or Securities Account to enter into an Account Control Agreement with respect thereto;

(vii) from time to time, promptly following the Administrative Agent’s request, execute and deliver confirmatory written instruments pledging to the Administrative Agent the Collateral, but any such Grantor’s failure to do so shall not affect or limit the security interest granted hereby or the Administrative Agent’s other rights in and to the Collateral; and

(viii) notify the Administrative Agent promptly of any Collateral which constitutes a claim against the United States government or any instrumentality or agent thereof, the assignment of which is restricted by federal law. Upon the reasonable request of the Administrative Agent, Grantor shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws or other comparable laws.

(b) With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to Authenticate and to file one or more financing or continuation statements, and amendments thereto, and make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), in each case for the purpose of perfecting, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. A carbon, photographic, telecopied or other reproduction of this Agreement, any Intellectual Property Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law.

4.15 Supplements to Scheduled Information. Without limiting the generality of Section 4.14, concurrently with the delivery by the Company of each Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, the Company, on behalf of each other Grantor, shall deliver to the Administrative Agent the following applicable supplements to the Schedules hereto in such form as shall be reasonably satisfactory to the Administrative Agent:

(a) a supplement to Item C of Schedule I hereto identifying any new consignee, warehouseman, agent, bailee, processor or other similar location where any Equipment or Inventory of such Grantor is located which is not already identified on such Schedule, and, if reasonably requested by the Administrative Agent in accordance with Section 4.6, a waiver agreement acceptable to the Administrative Agent duly executed by each such consignee, warehouseman, agent, bailee or processor;

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(b) a supplement to Item E of Schedule I hereto describing any new Commercial Tort Claim owned by such Grantor in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonable estimate value thereof) in excess of $1,000,000 which is not described on such Schedule;

(c) a supplement to Schedule II, III, IV or V, as the case may be, describing any new Intellectual Property Collateral of the type referred to in such Schedule of such Grantor which is not described on such Schedule, together with an Intellectual Property Security Agreement or a supplement to an existing Intellectual Property Security Agreement of such Grantor with respect to such new Intellectual Property Collateral which is registered under laws of the United States, duly executed by such Grantor;

(d) a supplement to Schedule VI hereto which accurately describes each new Deposit Account or Securities Account of such Grantor which is not described on such Schedule, together with an Account Control Agreement or a supplement to an existing such agreement, as the case may be, duly executed by the applicable bank or Securities Intermediary and such Grantor, in each case as required pursuant to Section 6.15 of the Credit Agreement and Section 4.12 hereof.

4.16 Amendments or Terminations Not Authorized. Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to a financing statement filed in favor of the Administrative Agent without the prior written consent of the Administrative Agent and agrees that it will not do so without the prior written consent of the Administrative Agent, subject to Grantor’s rights under Section 9-513(c) of the UCC.

4.17 Certain Property. No Grantor owns (a) standing timber that is to be cut and removed under a conveyance or contract for sale, (b) animals, (c) crops grown, growing, or to be grown, even if the crops are produced on trees, vines or bushes, or (d) manufactured homes.

ARTICLE V

THE ADMINISTRATIVE AGENT

5.1 Appointment as Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuance of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without assent by such Grantor, to do any or all of the following:

(a) after the occurrence and during the continuance of a Noticed Event of Default, (i) demand payment of its Receivables Collateral; (ii) enforce payments of its

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Receivables Collateral by legal proceedings or otherwise; (iii) exercise all of its rights and remedies with respect to proceedings brought to collect its Receivables Collateral; (iv) sell or assign its Receivables Collateral upon such terms, for such amount and at such times as the Administrative Agent deems advisable; (v) settle, adjust, compromise, extend or renew any of its Receivables Collateral; (vi) discharge and release any of its Receivables Collateral; (vii) prepare, file and sign such Grantor’s name on any proof of claim in bankruptcy or other similar document against any obligor of any of its Receivables Collateral; (viii) notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Administrative Agent, and open and dispose of all mail addressed to such Grantor; (ix) endorse such Grantor’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables Collateral or any goods pertaining thereto; and (x) endorse such Grantor’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables Collateral or any goods pertaining thereto;

(b) in the case of any Intellectual Property Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(c) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(d) after the occurrence and during the continuance of an Event of Default, execute, in connection with any sale or other disposition provided for in Section 6.1, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(e) after the occurrence and during the continuance of a Noticed Event of Default, (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (vii) notify, or require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent and change the post office box number or

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other address to which the Account Debtors make payments; (viii) assign any Intellectual Property Collateral (along with the goodwill of the business to which any such Intellectual Property Collateral pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (ix) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Each Grantor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

5.2 Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 6.2.

5.3 Administrative Agent Has No Duty. (a) In addition to, and not in limitation of, Section 2.4, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty or obligation on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect, invest or realize upon any of the Collateral or for any delay in doing so (including any delay in investing or failure to invest funds held in any Collateral Account as provided in Section 4.7(c) hereof) or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

(b) Each Grantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of its Secured Obligations.

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ARTICLE VI

REMEDIES

6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC and also may take the following actions:

(i) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon the written request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at its premises or another place designated by the Administrative Agent that is reasonable under the circumstances (whether or not the UCC applies to the affected Collateral);

(ii) without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any required notice referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent, in compliance with applicable Law, may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(iii) with respect to the Intellectual Property Collateral, on demand, to cause the security interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained); and

(iv) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to

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enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral.

(b) All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held, to the extent permitted under applicable Law, by the Administrative Agent as additional collateral security for all or any part of the Secured Obligations, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 10.04 of the Credit Agreement and Section 6.2 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.03 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Secured Obligations, and the termination of all Commitments, shall be promptly paid over to the Grantors or to whomsoever may be lawfully entitled to receive such surplus.

(c) The Administrative Agent may exercise any and all rights and remedies of each Grantor under or in connection with the Collateral, including the right to sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Obligations or under this Agreement or any other Loan Document and the Material Contracts or otherwise in respect of the Collateral, including any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any Collateral.

The Administrative Agent shall give the Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-612 of the UCC) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be

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retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Grantor from any of its Secured Obligations.

6.2 Indemnity, Limitation on Liability and Expenses. Each Grantor agrees to jointly and severally indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Persons (each, such Person being called an “Indemnitee”) against, and hold each harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by a third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of, this Agreement and the other Loan Documents (including enforcement of this Agreement and other Loan Documents); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee and (y) result from a claim brought by the Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Grantor hereby also agrees that none of the Indemnitees shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Grantors or any of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, and each Grantor hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Credit Extensions, the Loan Documents or any of the transactions contemplated by the Loan Documents. Each Grantor will upon written demand pay to the Administrative Agent the amount of any and all reasonable expenses, including the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur subject to the foregoing limitations, in connection with the following:

(a) the administration of this Agreement and the other Loan Documents;

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(b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(c) the exercise or enforcement of any of the rights of the Administrative Agent or the Secured Parties hereunder; or

(d) the failure by any Grantor to perform or observe any of the provisions hereof.

The agreements in this Section 6.2 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of the other Obligations.

6.3 Waivers. Each Grantor hereby waives any right, to the extent permitted by applicable Law, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Grantor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the Collateral. Each Grantor also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including, the taking of possession of any Collateral or the giving of notice to any Account Debtor or the collection of any Receivables Collateral, except for such damages as arise solely out of the gross negligence of willful misconduct of the Administrative Agent or the Lenders as finally determined by a court of competent jurisdiction all to the extent that such waiver is permitted by applicable Laws. Each Grantor also consents that the Administrative Agent, in connection with the enforcement of the Administrative Agent’s rights and remedies under this Agreement, may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

ARTICLE VII

MISCELLANEOUS PROVISIONS

7.1 Loan Document.

(a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

(b) Concurrently herewith certain of the Grantors are executing and delivering the Pledge Agreement pursuant to which such Grantor is pledging all the certificated Investment

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Property and Instruments of such Grantor. Such pledges shall be governed by the terms of the Pledge Agreement and not by this Agreement to the extent inconsistent with this Agreement.

7.2 Amendments, etc.; Additional Grantors; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders or all Lenders as required under the Credit Agreement and, with respect to any such amendment, by the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Upon the execution and delivery by any Person of a Joinder Agreement, (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor and (ii) the schedule supplements attached to each Security Agreement shall be incorporated into and become a part of and supplement Schedules I through VI hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(c) Upon the delivery by the Company of each certificate of Responsible Officers certifying supplements to the Schedules to this Agreement pursuant to Section 4.15, the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement Schedules I through VI hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(d) This Agreement shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Grantor may assign its obligations hereunder without the prior written consent of the Administrative Agent (with the consent of the Required Lenders).

7.3 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement (with any notice to a Grantor other than the Company being delivered to such Grantor in care of the Company). All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

7.4 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

7.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this

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Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.6 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7.7 Governing Law, Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c) EACH GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

7.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.9 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	Chief Financial Officer and V.P. of Finance

DELTAK, L.L.C., a Delaware limited liability company

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN MANUFACTURING, L.L.C., a Delaware limited liability company

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

DELTAK CONSTRUCTION SERVICES, INC., a Wisconsin corporation

By:	/s/ Monte E. Ness
Name:	Monte E. Ness
Title:	President

BRADEN CONSTRUCTION SERVICES, INC., a Delaware corporation

By:	/s/ Gene Schockemoehl
Name:	Gene Schockemoehl
Title:	President

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ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

EXHIBIT K

COMPANY GUARANTY AGREEMENT

This COMPANY GUARANTY AGREEMENT, dated as of October 1, 2004 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Guarantor”) in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof, among the Company, certain Subsidiaries of the Company, as borrowers (the “Designated Borrowers” and together with the Company, the “Borrowers”), the various financial institutions as are, or may from time to time become, parties thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Borrowers; and

WHEREAS, each Designated Borrower is a Subsidiary of the Guarantor and will receive substantial direct and indirect benefits from the Credit Agreement and the Credit Extensions and other financial accommodations to be made or issued thereunder;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make Credit Extensions (including the initial Credit Extension) to the Designated Borrowers pursuant to the Credit Agreement, the Guarantor agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” is defined in the preamble.

“Agreement” is defined in the preamble.

“Credit Agreement” is defined in the first recital.

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“Designated Borrower” is defined in the first recital.

“Guaranteed Obligations” is defined in Section 2.1.

“Guarantor” is defined in the preamble.

“Post Petition Interest” is defined in Section 2.4(b)(ii).

“Subordinated Obligations” is defined in Section 2.4(b).

“Termination Date” means the date on which all of the following events have occurred:

(a) the Guaranteed Obligations (other than the indemnities described herein and in Section 10.04 of the Credit Agreement and any other indemnities set forth in any other Loan Document, in each case which are not then due and payable) and all other amounts payable under this Agreement have been paid in full in cash;

(b) the Availability Period shall have terminated or expired without reinstatement; and

(c) all Letters of Credit shall have terminated or expired or been Cash Collateralized or otherwise provided for in a manner reasonably acceptable to the L/C Issuer and all Secured Swap Contracts to which a Swap Bank is a party shall have terminated or expired without reinstatement (or such Swap Bank shall have agreed in writing that the obligations under such Swap Contract are no longer secured under any Collateral Document).

1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.3 Other Interpretive Provisions. The rules of construction in Section 1.02 of the Credit Agreement shall be equally applicable to this Agreement.

ARTICLE II

GUARANTY

2.1 Guaranty; Limitation of Liability. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each Designated Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) incurred by the

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Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Designated Borrower to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Designated Borrower.

2.2 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of the Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Agreement, irrespective of whether any action is brought against any Designated Borrower or any other Loan Party or whether any Designated Borrower or any other Loan Party is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations. The liability of the Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives (to the extent permitted by applicable Laws) any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Designated Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;

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(f) the existence of any claim, setoff or other right which the Guarantor may have at any time against any Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(g) any invalidity or unenforceability relating to or against any Designated Borrower or any other Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by any Designated Borrower of the Guaranteed Obligations or any other Obligations;

(h) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (the Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of the Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of any Designated Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

2.3 Waivers and Acknowledgments

(a) The Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by Law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party exhaust any right or take any action against any Loan Party or any other Person.

(b) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs,

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reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the Guarantor hereunder.

(d) The Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale (to the extent such sale is permitted by applicable Law), and the Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against the Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(e) The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.4 Subordination. (a) The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Designated Borrower, any other Guarantor or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against any Designated Borrower, any other Guarantor or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Designated Borrower, any other Guarantor or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date has occurred.

(b) The Guarantor hereby agrees that any and all debts, liabilities and other obligations owed to the Guarantor by each other Loan Party (collectively, the “Subordinated Obligations”) are hereby subordinated to the prior payment in full in cash of the Obligations of such other Loan Party under the Loan Documents to the extent and in the manner hereinafter set forth in this Section 2.4(b):

(i) In any proceeding under any Debtor Relief Law relating to any other Loan Party, the Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses

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accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) of each other Loan Party before the Guarantor receives payment of any Subordinated Obligations of such other Loan Party.

(ii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of any Subordinated Obligations due to the Guarantor from any other Loan Party as trustee for the Secured Parties and deliver such payments to the Administrative Agent for application to the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Agreement.

(iii) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (A) in the name of the Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to the Guarantor and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (B) to require the Guarantor (1) to collect and enforce, and to submit claims in respect of, Subordinated Obligations due to the Guarantor and (2) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

(c) If any amount shall be paid to the Guarantor in violation of this Section 2.4 at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising.

(d) If the Termination Date shall have occurred, the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by the Guarantor pursuant to this Agreement.

2.5 Payments Free and Clear of Taxes, Etc. Any and all payments made by the Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 3.01 of the Credit Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1 No Conditions Precedent. There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

3.2 Independent Credit Analysis. The Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and the Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE IV

COVENANTS

4.1 Performance of Loan Documents. The Guarantor covenants and agrees that until the Termination Date, the Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

5.2 No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by the Law.

5.3 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any

Company Guaranty

other Loan Document and although such Obligations of the Guarantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each Secured Party agrees to notify the Guarantor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

5.4 Indemnification. (a) Without limitation on any other Obligations of the Guarantor or remedies of the Secured Parties under this Agreement, the Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing, in the manner and to the extent set forth in the Security Agreement.

(b) Without prejudice to the survival of any of the other agreements of the Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of the Guarantor contained in Section 2.1 (with respect to enforcement expenses), the last sentence of Section 2.2, Section 2.5 and this Section 5.4 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

5.5 Continuing Guaranty. This Agreement is a continuing agreement and shall: (a) remain in full force and effect until the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.

5.6 Amendments, etc.; Successors and Assigns. (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (with the written consent of the Required Lenders or all Lenders, as applicable) and, with respect to any such amendment, by the Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) This Agreement shall be binding upon the Guarantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that the Guarantor may not assign its obligations hereunder without the prior written consent of the Administrative Agent.

5.7 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed, delivered or transmitted by telecopier to each party hereto at the address set forth in Section 10.02 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at the times provided in Section 10.02 of the Credit Agreement.

5.8 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

Company Guaranty

5.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.10 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

5.11 Governing Law, Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE

Company Guaranty

LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) THE FOREGOING CONSENTS TO JURISDICTION, VENUE AND SERVICE OF PROCESS SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT AND THE SECURED PARTIES, ALONG WITH THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, IN CONNECTION WITH THE GUARANTEED OBLIGATIONS.

5.12 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.13 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows]

Company Guaranty

IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC. as a Guarantor

By:	/s/ James P. Wilson
Name:	James P. Wilson
Title:	Chief Financial Officer and V.P. of Finance

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ David A. Johanson
Name:	David A. Johanson
Title:	Vice President

Company Guaranty

EXHIBIT L

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To: Bank	of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.15 of that certain Credit Agreement, dated as of October 1, 2004, among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                                          (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The parties hereto hereby confirm that on the effective date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement. The Designated Borrower hereby makes all representations and warranties applicable to Designated Borrowers under the Credit Agreement confirms its acceptance of, and consents to, all other terms and provisions of the Credit Agreement.

This Agreement shall become effective only upon (a) acceptance of this Agreement by the Administrative Agent and the Alternative Currency Lender in their sole and absolute discretion by execution of this Agreement where indicated below and (b) delivery to the Administrative Agent of duly completed and executed counterparts of all documents required to be delivered to the Administrative Agent under Section 2.15 of the Credit Agreement. The parties hereto agree that the Designated Borrower shall not be entitled to request or receive Alternative Currency Loans under the Credit Agreement until the date five Business Days after the effective date hereof designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

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Form of Designated Borrower Request and Assumption Agreement

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[Designated Borrower]

By:
Title:

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Title:

ACKNOWLEDGED AND AGREED this Day of , 20 :

BANK OF AMERICA, N.A., as Administrative Agent and Alternative Currency Lender

By:
Name:
Title:

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Form of Designated Borrower Request and Assumption Agreement

EXHIBIT M

FORM OF DESIGNATED BORROWER NOTICE

Date:             ,

To:	Global Power Equipment Group Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.15 of that certain Credit Agreement, dated as of October 1, 2004, among GLOBAL POWER EQUIPMENT GROUP INC., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, US Bank National Association, as Syndication Agent, and Bank of Oklahoma, N.A., as Managing Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                        ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

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Form of Designated Borrower Request and Assumption Agreement

EXHIBIT N

FORM OF REMINBI FACILITY LETTER AGREEMENT

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Form of Designated Borrower Request and Assumption Agreement